Exhibit 10.5

 Execution Version

CREDIT AGREEMENT

dated as of May 28, 2014

among

OIL STATES INTERNATIONAL, INC.,

as the Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

WELLS FARGO BANK, N.A.,
as Administrative Agent, the Swing Line Lender and an Issuing Bank,

ROYAL BANK OF CANADA,
as Syndication Agent,

and

COMPASS BANK,

as Documentation Agent

WELLS FARGO SECURITIES, LLC

as Sole Lead Arranger and Sole Bookrunner

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

Schedule 1.01(a)	Rolled Letters of Credit
Schedule 1.01(b)	Guarantors
Schedule 2.01	Lenders and Commitments
Schedule 3.08	Subsidiaries
Schedule 3.09	Litigation
Schedule 3.16(a)	Unfunded Plans
Schedule 3.17	Environmental Matters
Schedule 3.19	Loan Parties and Filing Offices
Schedule 6.01	Outstanding Indebtedness on Effective Date
Schedule 6.02	Liens Existing on Effective Date
Schedule 6.04	Existing Investments

Exhibit A	[Reserved]
Exhibit B	Form of Assignment and Acceptance
Exhibit C-1	Form of Borrowing Request
Exhibit C-2	Form of Swing Line Borrowing Request
Exhibit D	[Reserved]
Exhibit E	Form of Pledge Agreement
Exhibit F	Form of Security Agreement
Exhibit G	Form of Guarantee Agreement
Exhibit H	Form of Opinion of Simpson Thacher & Bartlett LLP
Exhibit I	Form of Compliance Certificate
Exhibit J	[Reserved]
Exhibit K-1	Form of U.S. Tax Compliance Certificate
Exhibit K-2	Form of U.S. Tax Compliance Certificate
Exhibit K-3	Form of U.S. Tax Compliance Certificate
Exhibit K-4	Form of U.S. Tax Compliance Certificate

-v-

THIS CREDIT AGREEMENT dated as of May 28, 2014, is among OIL STATES INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), the Lenders (as defined in Article I), and WELLS FARGO BANK, N.A. (“Wells Fargo”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders.

The Borrower has requested the Lenders to extend credit in the form of Revolving Credit Loans to the Borrower in an aggregate principal amount at any time outstanding not in excess of $600,000,000. The Borrower has requested the Issuing Banks to issue Letters of Credit to support payment obligations of the Borrower and the Subsidiaries incurred in the ordinary course of business.

In consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01     Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional Lender” shall have the meaning assigned to such term in Section 2.24(a).

“Adjusted LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” shall mean an administrative questionnaire in a form supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that for purposes of Section 6.07, the term “Affiliate” shall also include any person that directly or indirectly owns 5% or more of any class of Equity Interests of the person specified or that is an officer or director of the person specified.

“Agreement” shall mean this Credit Agreement dated as of May 28, 2014 among the Borrower, the Lenders, and the Administrative Agent.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1.0% and (c) the Adjusted LIBO Rate for such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in U.S. dollars with a maturity of one month plus 1.0%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Alternative Currency” shall mean (a) the Canadian Dollar, Euro, Pounds Sterling, Japanese Yen, Singapore Dollar, Australian Dollar, Hong Kong Dollar, Mexican Peso, Indian Rupee, Kuwaiti Dinar, and each other currency (other than U.S. dollars) that is approved in accordance with Section 1.06, and (b) as to Letters of Credit issued by Wells Fargo, any lawful currency that is readily available, freely transferable, freely convertible into U.S. dollars and is regularly traded by Wells Fargo.

“Applicable Issuing Bank” shall mean Wells Fargo, JPMorgan Chase Bank, N.A. and Capital One, N.A. or any other Issuing Bank that has issued, or has a commitment to issue, Letters of Credit.

“Applicable Percentage” shall mean, for any day, with respect to any Eurocurrency Loan, ABR Loan or the Commitment Fee, the applicable percentage set forth below under the applicable caption, based upon the Leverage Ratio as of the relevant date of determination:

Leverage Ratio	Eurocurrency Spread	ABR Spread	Commitment Fee Percentage

Category 1

Less than 1.50 to 1.00	1.50%	0.50%	0.375%

Category 2

Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	1.75%	0.75%	0.375%

Category 3

Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	2.00%	1.00%	0.375%

Category 4

Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00	2.25%	1.25%	0.50%

Category 5

Greater than or equal to 3.00 to 1.00	2.50%	1.50%	0.50%

Each change in the Applicable Percentage resulting from a change in the Leverage Ratio shall be effective with respect to all Loans and Letters of Credit outstanding on and after the date of delivery to the Administrative Agent of the financial statements required by Section 5.04(a) or (b) and the Compliance Certificate required by Section 5.04(c), respectively, indicating such change until the date immediately preceding the next date of delivery of such financial statements indicating another such change; provided, however, that at any time during which the Borrower has failed to deliver when due the financial statements required by Section 5.04(a) or (b) and the Compliance Certificate required by Section 5.04(c), respectively, the Leverage Ratio shall be deemed to be in Category 5 for purposes of determining the Applicable Percentage. Notwithstanding the foregoing, (x) from the Effective Date through but excluding the date of delivery to the Administrative Agent of financial statements required by Section 5.04(a) or (b) and the Compliance Certificate required by Section 5.04(c), respectively, the Leverage Ratio shall be deemed to be in Category 1 for purposes of determining the Applicable Percentage and (y) thereafter, subject to the proviso in the immediately preceding sentence, the Applicable Percentage shall be based on the Leverage Ratio reflected in the most recently delivered financial statements required by Section 5.04(a) or (b) and the Compliance Certificate required by Section 5.04(c), respectively.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” shall mean the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) of any or all of the property of the Borrower or any of its Subsidiaries to any person other than the Borrower or any of its Subsidiaries (other than (a) Equity Interests in the Borrower or directors’ qualifying shares in any Subsidiary, (b)  inventory, damaged, obsolete or worn out assets, scrap and Permitted Investments, in each case disposed of in the ordinary course of business, or (c) dispositions between or among Subsidiaries that are not Loan Parties)), provided that any asset sale or series of related asset sales described above having a value not in excess of $1,000,000 shall be deemed not to be an “Asset Sale” for purposes of this Agreement.

“Assignee Group” shall mean two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04) and accepted by the Administrative Agent, in substantially the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“AutoBorrow Agreement” shall mean any agreement providing for automatic borrowing services between a Loan Party and a Swing Line Lender.

“Banking Services” shall mean each and any of the following bank services provided to the Borrower or any Subsidiary by any Lender or any Affiliate of a Lender: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” shall mean any and all obligations of the Borrower or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower Materials” shall have the meaning assigned to such term in Section 5.04.

“Borrowing” shall mean a Revolving Borrowing or a Swing Line Borrowing.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C-1 or C-2, as applicable, or such other form as shall be reasonably approved by the Administrative Agent.

“Breakage Event” shall have the meaning assigned to such term in Section 2.15.

“Business Day” shall mean (a) when used in connection with a Loan, Letter of Credit or payment denominated in U.S. dollars, any day other than a Saturday, Sunday or any day on which banks in Charlotte, Houston and New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in U.S. dollars in the London interbank market and (b) when used in connection with a Letter of Credit or payment denominated in an Alternative Currency, any day on which banks are open for foreign exchange business in the principal financial center of the country of such Alternate Currency and on which the relevant office of the Applicable Issuing Bank is not authorized or required by law to close.

“Calculation Date” shall mean (a) the first Business Day of each month, and (b) the Business Day preceding the issuance, amendment, extension or renewal of each Letter of Credit denominated in an Alternative Currency; provided, however, that none of the foregoing shall constitute a Calculation Date unless at the time thereof (or after giving effect to any Letter of Credit then being requested) Letters of Credit denominated in Alternative Currencies are outstanding.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that any lease that was treated as an operating lease under GAAP at the time it was entered into that later becomes a capital lease as a result of a change in GAAP during the life of such lease, including any renewals, shall be treated as an operating lease for all purposes under this Agreement.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Banks or Lenders, as collateral for the L/C Exposure or obligations of Lenders to fund participations in respect of L/C Exposure, cash or deposit account balances or, if the Administrative Agent and each Applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each Applicable Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change in Control” shall mean (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by the directors so nominated.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.

“Civeo” shall mean Civeo Corporation, a Delaware corporation, formerly known as OISA Accommodations SpinCo Inc.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all “Collateral” as defined in any Security Document.

“Commitment” shall mean, with respect to each Lender, the commitment of such Lender to (a) make Revolving Credit Loans hereunder, (b) purchase participations in the L/C Exposure and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment”, or in the Assignment and Acceptance pursuant to which such Lender assumed its Commitment, as applicable, as the same may be (i) reduced from time to time pursuant to Section 2.09, (ii) increased pursuant to Section 2.24 or (iii) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The Total Commitment as of the Effective Date is $600,000,000.

“Commitment Fees” shall have the meaning assigned to such term in Section 2.05(a).

“Commitment Increase” shall have the meaning assigned to such term in Section 2.24(a).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. Section 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” shall have the meaning assigned to such term in Section 5.04(c).

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated April 2014.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” shall mean, for any period, EBITDA of the Borrower and the Subsidiaries for such period, all determined on a consolidated basis.

“Consolidated Interest Expense” shall mean, for the Borrower and the Subsidiaries for any period, the sum of (a) the interest expense (including imputed interest expense in respect of Capital Lease Obligations but excluding the amortization of debt discount and debt issuance costs) of such person for such period, determined on a consolidated basis in accordance with GAAP, plus (b) any interest accrued during such period in respect of Indebtedness of such person that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by such person with respect to interest rate Hedging Agreements.

“Consolidated Net Income” shall mean, for any person for any period, the net income or loss of such person for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Subsidiary of such person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary, (b) the income of any person in which any other person (other than such person or a wholly owned Subsidiary thereof or any director holding qualifying shares in accordance with applicable law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to such person or a wholly owned Subsidiary thereof by such person during such period, and (c) any gains or losses attributable to sales of assets out of the ordinary course of business. For the avoidance of doubt, any dividend from Civeo in connection with the Spin-Off is not considered net income.

“Consolidated Net Worth” shall mean, at any time, the net worth or total shareholders’ equity of the Borrower and the Subsidiaries on a consolidated basis determined in accordance with GAAP.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Event” shall have the meaning assigned to such term in Section 4.01.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean, subject to Section 2.23(d), any Lender that:

(a)     has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, and Swing Line Lender of any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two (2) Business Days of the date when due;

(b)     has notified the Borrower, the Administrative Agent or any Issuing Bank or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied);

(c)     has failed, within three (3) Business Days after request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower); or

(d)     has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Insolvency Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity;

provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.23(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, each Swing Line Lender and each Lender.

“dollars”, “U.S. dollars”, or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiaries” shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“EBITDA” shall mean, for any person for any period, (a) Consolidated Net Income of such person for such period plus (b) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any noncash charges or extraordinary losses for such period, (v) transaction costs associated with the Transactions in an aggregate amount not to exceed $20,000,000 plus such additional amounts as a result of currency exchange fluctuations in an amount reasonably acceptable to the Administrative Agent, (v) unamortized debt issuance costs, and (vi) loss on extinguishment of Indebtedness minus (c) without duplication (i) all cash payments made during such period on account of reserves, restructuring charges and other noncash charges added to Consolidated Net Income pursuant to clause (b)(iv) above in a previous period and (ii) to the extent included in determining such Consolidated Net Income, any extraordinary gains and all noncash items of income for such period, all determined for such person on a consolidated basis in accordance with GAAP.

“Effective Date” shall mean the date upon which all of the conditions set forth in Sections 4.01 and 4.02 are satisfied or waived in accordance with Section 9.08(b), which date shall not be later than June 30, 2014.

“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other person (other than a natural person).

“Environmental Laws” shall mean all former, current and future federal, state, provincial, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements in each case, relating to protection of the environment, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or noncompliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, or any obligations convertible into or exchangeable for, or giving any person a right, option or warrant to acquire such equity interests or such convertible or exchangeable obligations.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure of any Plan to satisfy the Pension Funding Rules; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (e) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (g) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Subsidiary could otherwise be liable; or (h) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Borrower or any Subsidiary.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Exchange Rate” shall mean, on any day, for purposes of determining the U.S. Dollar Equivalent, the rate at which the applicable Alternative Currency may be exchanged into U.S. dollars, as set forth at approximately 12:00 p.m. (Standard Time) on such day on the applicable Bloomberg Currency Page. In the event that such rate does not appear on such Bloomberg Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of U.S. dollars are then being conducted, at or about 12:00 p.m. (Standard Time) on such day for the purchase of U.S. dollars or Alternative Currencies, as the case may be, for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any method it deems commercially reasonable and appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Excluded Subsidiaries” shall mean Civeo and all of its direct and indirect subsidiaries.

“Excluded Swap Obligation” shall mean, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.20) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.19(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” shall mean that certain Amended and Restated Credit Agreement dated as of December 10, 2010, as amended by that certain Amendment No. 1 thereto dated as of September 18, 2012 and Amendment No. 2 thereto dated as of September 5, 2013.

“Existing Senior Notes” shall mean the Borrower’s 5-1/8% Senior Notes due 2023 and the 6.500% Senior Notes due 2019 issued by the Borrower.

“Facility” means, collectively, the revolving credit facility, the swingline subfacility and the letter of credit subfacility described herein.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements (or related legislation or official administrative rules or practices) implementing the foregoing.

“FCPA” shall mean the United States Foreign Corrupt Practices Act of 1977.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the rate (rounded upwards, if necessary, to the next 1/100 of 1%) for such transactions as determined by the Administrative Agent.

“Fee Letter” shall mean the letter agreement dated as of April 2, 2014 among the Borrower, the Wells Fargo Securities, LLC and the Administrative Agent.

“Fees” shall mean, collectively, the Commitment Fees, the Administrative Agent Fees, the L/C Participation Fees and the Issuing Bank Fees.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“Foreign Lender” shall mean any Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Pro Rata Percentage of the outstanding L/C Exposure with respect to Letters of Credit issued by such Issuing Bank other than L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swing Line Lender, such Defaulting Lender’s Pro Rata Percentage of outstanding Swing Line Loans made by such Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“FSHCO” shall mean any Subsidiary that is a disregarded entity for U.S. federal income tax purposes substantially all of the assets of which consist of, directly or indirectly, equity interests in or Indebtedness of Foreign Subsidiaries.

“Fund” shall mean any person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(g).

“Guarantee” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing person in good faith. The term “Guarantee” as a verb has a corresponding meaning; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Agreement” shall mean the Guarantee Agreement, substantially in the form of Exhibit G, among the Loan Parties and the Administrative Agent for the benefit of the Secured Parties.

“Guarantors” shall mean each Subsidiary of the Borrower listed on Schedule 1.01(b), and each other Material Subsidiary that is or becomes a party to the Guarantee Agreement.

“Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Increase Date” shall have the meaning assigned to such term in Section 2.24(b).

“Increasing Lender” shall have the meaning assigned to such term in Section 2.24(a).

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed (provided that, for purposes hereof, the amount thereof shall be limited to the lesser of (i) the amount of such Indebtedness and (ii) the fair market value of such property), (g) all Guarantees by such person of Indebtedness of others, (h) all Capital Lease Obligations of such person, (i) all obligations of such person as an account party in respect of letters of credit and (j) all obligations of such person in respect of bankers’ acceptances. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, except to the extent that, by its terms, such Indebtedness is nonrecourse to such person.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Insolvency Law” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Interest Coverage Ratio” for any period shall mean the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period. Solely for purposes of this definition, if, at any time the Interest Coverage Ratio is being determined, the Borrower or any Subsidiary shall have completed (x) the Spin-Off, (y) a Permitted Acquisition or Asset Sale the consideration of which is greater than $25,000,000 and/or (z) a Tender Offer, in each case since the beginning of the relevant four fiscal quarter period, the Interest Coverage Ratio shall be determined on a pro forma basis (using the criteria therefor described in Section 6.04(i)) as if such Spin-Off, Permitted Acquisition or Asset Sale and/or Tender Offer, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan or Swing Line Loan, the last Business Day of each March, June, September and December, and the earlier of the Maturity Date and the date on which the applicable Commitment shall expire or be terminated as provided herein, and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and the earlier of the Maturity Date and the date on which the applicable Commitment shall expire or be terminated as provided herein, and in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 3 or 6 months thereafter, or, if consented to by all Lenders (which consent may be delivered to the Administrative Agent either verbally or in writing; provided that each Lender shall be deemed to consent to such Interest Period duration unless it shall object thereto by written notice to the Administrative Agent at least one Business Day prior to the requested date of such Eurocurrency Borrowing), 12 months or a shorter period thereafter, as the Borrower may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“IRS” shall mean the United States Internal Revenue Service.

“Issuing Bank” shall mean, as the context may require, (a) Wells Fargo, with respect to Letters of Credit issued by it, (b) JPMorgan Chase Bank, N.A., with respect to Letters of Credit issued by it, (c) Capital One, N.A., with respect to Letters of Credit issued by it, (d) with respect to each Rolled Letter of Credit, the Lender that issued such Rolled Letter of Credit, (e) any other Lender that may become an Issuing Bank pursuant to Section 2.21(j) or (l) with respect to Letters of Credit issued by such Lender, or (f) collectively, all the foregoing. Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.05(c).

“L/C Commitment” shall mean the commitment of each Issuing Bank to issue Letters of Credit pursuant to Section 2.21.

“L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“L/C Exposure” shall mean at any time the sum of (a) the U.S. Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the U.S. Dollar Equivalent of the aggregate principal amount of all L/C Disbursements in respect of Letters of Credit that have not yet been reimbursed at such time. The L/C Exposure of any Lender at any time shall mean its Pro Rata Percentage of the aggregate L/C Exposure at such time.

“Lead Arranger” shall mean Wells Fargo Securities, LLC, in such capacity, together with its designated affiliates.

“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“Lenders” shall mean (a) the persons listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance or pursuant to Section 2.23), (b) any person that has become a party hereto pursuant to an Assignment and Acceptance and (c) the Swing Line Lenders.

“Letter of Credit” shall mean any letter of credit issued (or, in the case of a Rolled Letter of Credit, deemed issued) pursuant to Section 2.21.

“Letter of Credit Application” shall mean an application and agreement for the issuance, amendment or extension of a Letter of Credit in the form from time to time in use by an Issuing Bank.

“Letter of Credit Documents” shall mean, with respect to any Letter of Credit, such Letter of Credit, the related Letter of Credit Application and any agreements, documents, and instruments entered into in connection with or relating to such Letter of Credit.

“Leverage Ratio” shall mean, on any date, the ratio of (a) Total Debt on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date for which financial statements have been delivered pursuant to Section 5.04(a) or (b). Solely for purposes of this definition, if, at any time the Leverage Ratio is being determined, the Borrower or any Subsidiary shall have completed (x) the Spin-Off, (y) a Permitted Acquisition or Asset Sale the consideration of which is greater than $25,000,000, or (z) a Tender Offer, in each case since the beginning of the relevant four fiscal quarter period, the Leverage Ratio shall be determined on a pro forma basis (using the criteria therefor described in Section 6.04(i)) as if such Spin-Off, Permitted Acquisition or Asset Sale and/or Tender Offer, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.

“LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, the interest rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1%) which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period. If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then “LIBO Rate” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge, hypothec or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Liquidity” shall mean, as of any date of determination, (a) the amount that the Borrower is entitled to borrow as Revolving Credit Loans hereunder (after giving effect to the outstanding principal amount of Revolving Credit Loans, Swing Line Loans and the L/C Exposure) plus (b) the amount of unrestricted cash (determined in accordance with GAAP) and Permitted Investments of the Borrower and its Subsidiaries.

“Loan Documents” shall mean, collectively, this Agreement, any Notes, if any, issued pursuant to Section 2.04(g), the Guarantee Agreement, the Security Documents, the Letter of Credit Documents, the Fee Letter and each other certificate, agreement, instrument or other document executed and delivered, in each case, by or on behalf of any Loan Party pursuant to the foregoing; provided, however, that for purposes of Section 9.08, “Loan Documents” shall mean this Agreement, the Guarantee Agreement and the Security Documents.

“Loan Parties” shall mean the Borrower and the Guarantors.

“Loans” shall mean, collectively, the Revolving Credit Loans and the Swing Line Loans.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a materially adverse effect on the business, assets, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (b) material impairment of the ability of the Borrower or any other Loan Party to perform any of its obligations under any Loan Document to which it is or will be a party or (c) material impairment of the rights of or benefits available to the Lenders and the Administrative Agent under any Loan Document.

“Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” shall mean any Subsidiary of the Borrower that, as of the most recent date for which financial statements required to be delivered pursuant to Sections 5.04(a) or (b) are available, has either (a) net tangible assets (excluding assets that are eliminated in the calculation of consolidated net tangible assets of the Borrower and its Subsidiaries) that constitute more than 5% of the consolidated net tangible assets of the Borrower and its Subsidiaries or (b) EBITDA greater than 5% of Consolidated EBITDA; provided that if (i) the combined net tangible assets of the Subsidiaries that are not considered to be Material Subsidiaries (referred to herein as the “Immaterial Subsidiaries”) exceeds 15% of consolidated net tangible assets of the Borrower and its Subsidiaries, or (ii) the combined EBITDA of the Immaterial Subsidiaries exceeds 15% of Consolidated EBITDA, then one or more of such Immaterial Subsidiaries shall be deemed to be Material Subsidiaries in descending order based on the respective percentage of consolidated net tangible assets or percentage of Consolidated EBITDA until such excess shall have been eliminated. Each Material Subsidiary listed on Schedule 1.01(b) is a Guarantor as of the Effective Date.

“Maturity Date” shall mean May 28, 2019.

“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor thereto which is a nationally recognized statistical rating organization.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Obligations” shall mean all obligations defined as “Obligations” in the Guarantee Agreement and the Security Documents. Notwithstanding anything to the contrary contained herein, “Obligations” shall not include the Excluded Swap Obligations.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20).

“Participant” has the meaning assigned to such term in Section 9.04(d).

“Participant Register” has the meaning assigned to such term in Section 9.04(d).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Act” shall mean the Pension Protection Act of 2006.

“Pension Funding Rules” shall mean the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Permitted Acquisition” shall have the meaning assigned to such term in Section 6.04(i).

“Permitted Investments” shall mean:

(a)     direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, United States of America, Canada, the United Kingdom, Australia or any other country that is a signatory to the Convention on the Organization for Economic Co-operation and Development (or by any agency, state, province or territory thereof to the extent such obligations are backed by the full faith and credit of such country or applicable state, province or territory), in each case maturing within one year from the date of acquisition thereof;

(b)     investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or Moody’s;

(c)     investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market and other deposit accounts issued or offered by, any domestic office of any Lender or any commercial bank organized under the laws of the United States of America, Canada, the United Kingdom or Australia or any state, province of territory thereof, that has a combined capital and surplus and undivided profits of not less than $500,000,000 (or, in the case of any bank that is a Lender, $200,000,000);

(d)     fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above; and

(e)     other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 5.04.

“Pledge Agreement” shall mean the Pledge Agreement, substantially in the form of Exhibit E, among the Borrower, the Subsidiaries party thereto and the Administrative Agent for the benefit of the Secured Parties.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by Wells Fargo as its prime rate in effect at its principal office in San Francisco; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective.

“Pro Rata Percentage” shall mean, with respect to any Lender, the percentage of the Total Commitment represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Pro Rata Percentages of the Lenders shall be determined based upon the Total Commitment most recently in effect, giving effect to any assignments.

“Public Lender” shall have the meaning assigned to such term in Section 5.04.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” shall mean (a) the Administrative Agent, (b) any Lender (c) any Issuing Bank, and (d) the Swing Line Lender, as applicable.

“Refinancing Transactions” shall mean the refinancing of all obligations under the Existing Credit Agreement.

“Register” shall have the meaning assigned to such term in Section 9.04(c).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective partners, directors, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Required Lenders” shall mean, at any time, Lenders having Revolving Credit Loans, a share of the L/C Exposure and unused Commitments representing more than 50% of the sum of all Revolving Credit Loans outstanding, the L/C Exposure and unused Commitments at such time.

“Reset Date” shall have the meaning assigned to such term in Section 1.05.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement or any other Loan Document.

“Restricted Indebtedness” shall mean Subordinated Indebtedness of the Borrower or any Subsidiary, the payment, prepayment, repurchase or defeasance of which is restricted under Section 6.09(b).

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary.

“Revolving Borrowing” shall mean a group of Revolving Credit Loans of a single Type made, converted or continued by the Lenders on a single date and, in the case of a Eurocurrency Borrowing, as to which a single Interest Period is in effect.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Credit Loans of such Lender, plus the U.S. Dollar Equivalent of the aggregate amount at such time of such Lender’s Pro Rata Percentage of the L/C Exposure plus such Lender’s Pro Rata Percentage of the outstanding amount all Swing Line Loans.

“Revolving Credit Loans” shall mean the Loans made by the Lenders to the Borrower pursuant to Section 2.01(a). Each Revolving Credit Loan shall be an ABR Loan or a Eurocurrency Loan.

“Rolled Letter of Credit” shall mean each Letter of Credit previously issued for the account of the Borrower or for the account of any of its Subsidiaries that (a) is outstanding on the Effective Date and (b) is listed on Schedule 1.01(a).

“Sanctions” has the meaning assigned to such term in Section 3.23.

“SEC” shall mean the Securities and Exchange Commission, and any successor entity.

“Secured Parties” shall have the meaning assigned to such term in the Security Agreement.

“Security Agreement” shall mean the Security Agreement, substantially in the form of Exhibit F, among the Borrower, the Subsidiaries party thereto and the Administrative Agent for the benefit of the Secured Parties.

“Security Documents” shall mean the Security Agreement, the Pledge Agreement, and each other Security Document to which the Borrower or any Subsidiary is a party and that purports to grant a Lien in the assets of any such person in favor of the Administrative Agent for the benefit of the Secured Parties, including each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.09.

“Solvent” shall mean, with respect to any person, (a) the fair value of the assets of such person exceeds its debts and liabilities, contingent or otherwise; (b) the present fair saleable value of the property of such person are greater than the amount that will be required to pay the probable liability associated with its debts and other liabilities, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such person is able to pay its debts and liabilities, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) such person does not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

“S&P” shall mean Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc., or any successor thereof which is a nationally recognized statistical rating organization.

“SPC” shall have the meaning assigned to such term in Section 9.04(g).

“Spin-Off” shall mean the spin transaction contemplated by the Form 10-12B filed by Civeo on December 12, 2013, as amended from time to time prior to the date hereof.

“Standard Time” shall mean eastern standard time or eastern daylight savings time, as applicable on the relevant date.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board for Eurocurrency Liabilities (as defined in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” shall mean Indebtedness of a Loan Party that is subordinated to the prior payment in full of the Obligations on terms reasonably satisfactory to the Administrative Agent.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power are, at the time any determination is being made, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean any subsidiary of the Borrower other than the Excluded Subsidiaries.

“Swap Obligation” shall mean, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Line Borrowing” shall mean a borrowing of a Swing Line Loan pursuant to Section 2.22(a) or, if an AutoBorrow Agreement is in effect, any transfer of funds pursuant to such AutoBorrow Agreement.

“Swing Line Lender” shall mean Wells Fargo in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning assigned to such term in Section 2.22(a).

“Swing Line Payment Date” shall mean (a) if an AutoBorrow Agreement is in effect, the earliest to occur of (i) the date required by such AutoBorrow Agreement, (ii) demand is made by the Swing Line Lender and (iii) the Maturity Date, or (b) if an AutoBorrow Agreement is not in effect, the earlier to occur of (i) three (3) Business Days after demand is made by the Swing Line Lender if no Default or Event of Default exists, and otherwise upon demand by the Swing Line Lender and (ii) the Maturity Date.

“Swing Line Sublimit” shall mean $30,000,000. The Swing Line Sublimit is part of, and not in addition to, the Total Commitment.

“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which the Borrower or any Subsidiary is or may become obligated to make (a) any payment in connection with a purchase by any third party from a person other than the Borrower or any Subsidiary of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of the Borrower or the Subsidiaries (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tender Offers” shall mean the offer by the Borrower to repurchase the Existing Senior Notes and amend the corresponding indenture to remove certain covenants, including the restricted payments covenant, and/or legal defeasance of the Existing Senior Notes.

“Total Commitment” shall mean, at any time, the aggregate amount of the Commitments, as in effect at such time.

“Total Debt” at any time shall mean the Indebtedness of the Borrower and its Subsidiaries at such time (excluding Indebtedness of the type described in clause (i) of the definition of such term, except to the extent of any unreimbursed drawings thereunder).

“Transactions” shall mean, collectively, (a) the entering by the Loan Parties into Loan Documents to which they are to be a party, (b) the Refinancing Transactions, (c) the Tender Offers, (d) the receipt of a cash dividend or other payment from Civeo of approximately $850,000,000, (e) the Spin-Off, and (f) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate and the Alternate Base Rate.

“U.S. Dollar Equivalent” shall mean, on any date of determination, with respect to any amount in an Alternative Currency, the equivalent in U.S. dollars of such amount, determined by the Administrative Agent using the Exchange Rate then in effect.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.19(g).

“wholly owned Subsidiary” of any person shall mean (a) any subsidiary of such person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the equity or 100% of the ordinary voting power are, at the time any determination is being made, owned, controlled or held by such person or one or more wholly owned subsidiaries of such person or by such person and one or more wholly owned subsidiaries of such person or (b) any subsidiary that is organized in a foreign jurisdiction and is required by the applicable laws and regulations of such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction, provided that such person, directly or indirectly, owns the remaining Equity Interests in such subsidiary and, by contract or otherwise, controls the management and business of such subsidiary and derives economic benefits of ownership of such subsidiary to substantially the same extent as if such subsidiary were a wholly owned subsidiary.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” shall mean the Borrower, any Loan Party, and the Administrative Agent.

SECTION 1.02     Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, for purposes of calculations made pursuant to the terms of this Agreement or any other Loan Document, GAAP will be deemed to treat leases that would have been classified as operating leases in accordance with generally accepted accounting principles in the United States of America as in effect on December 31, 2013 in a manner consistent with the treatment of such leases under generally accepted accounting principles in the United States of America as in effect on December 31, 2013, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

SECTION 1.03     [Reserved.]

SECTION 1.04     Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurocurrency Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurocurrency Borrowing”).

SECTION 1.05     Exchange Rate Calculations. On each Calculation Date, the Administrative Agent shall (a) determine the Exchange Rate as of such Calculation Date and (b) give notice thereof to the Borrower and to each Lender that shall have requested such information. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (each, a “Reset Date”) and shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rate employed in converting amounts between U.S. dollars and any other Alternative Currency.

SECTION 1.06     Additional Alternative Currencies. The Borrower may from time to time request that Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency that is readily available and freely transferable and convertible into U.S. dollars. Such request shall be subject to the approval of the Administrative Agent and the Applicable Issuing Bank. Any such request shall be made to the Administrative Agent not later than 12:00 p.m. (Standard Time), ten Business Days prior to the date of the requested Letter of Credit (or such other time or date as may be agreed by the Administrative Agent and the Applicable Issuing Bank, in its or their sole discretion). The Administrative Agent shall promptly notify the Applicable Issuing Bank thereof. The Applicable Issuing Bank shall notify the Administrative Agent, not later than 12:00 p.m. (Standard Time), five Business Days after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit, as the case may be, in such requested currency. Any failure by the Applicable Issuing Bank to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Issuing Bank to issue the requested Letters of Credit in such requested currency at that time. If the Administrative Agent and the Applicable Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Borrower.

ARTICLE II

The Credits

SECTION 2.01     Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth:

(a)     each Lender agrees, severally and not jointly, to make Revolving Credit Loans in U.S. dollars to the Borrower, at any time and from time to time on or after the Effective Date, and until the earlier of the Maturity Date and the termination of the Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment;

(b)     the Swing Line Lender agrees to make Swing Line Loans in U.S. dollars to the Borrower in accordance with Section 2.22; and

(c)     within the limits set forth in the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, prepay and reborrow Revolving Credit Loans.

SECTION 2.02     Loans. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their Pro Rata Percentages; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.02(g), the Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) in the case of ABR, an integral multiple of $100,000 and in a minimum amount of $500,000, (ii) in the case of Eurocurrency Loans, an integral multiple of $1,000,000 and in a minimum amount of $1,000,000, or (iii) equal to the remaining available balance of the Commitment.

(b)     Subject to Sections 2.08 and 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement or cause the Borrower to incur any cost under Section 2.19 that would not have been incurred but for the exercise of such option. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than ten Eurocurrency Borrowings outstanding hereunder at any time.

(c)     Except with respect to Loans made pursuant to Section 2.02(g), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account as the Administrative Agent may designate not later than 1:00 p.m. (Standard Time) in the case of a Eurocurrency Borrowing, or 3:00 p.m. (Standard Time) in the case of an ABR Borrowing, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request.

(d)     Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Percentage of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable to Loans pursuant to Section 2.06(a), and (ii) in the case of such Lender, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (which determination shall be conclusive absent manifest error). If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement; provided, however, that the foregoing does not constitute a waiver by the Borrower of any claim for damages permitted hereunder and attributable to such Lender. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(e)     Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders, the Applicable Issuing Bank or the Swing Line Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the Applicable Issuing Bank or the Swing Line Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, the Applicable Issuing Bank or the Swing Line Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, such Applicable Issuing Bank or the Swing Line Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)     Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(g)     If an Issuing Bank shall not have received from the Borrower the payment required to be made by Section 2.21(e) within the time specified in such Section, such Issuing Bank will promptly notify the Administrative Agent of the U.S. Dollar Equivalent of such L/C Disbursement and the Administrative Agent will promptly notify each Lender of the U.S. Dollar Equivalent of such L/C Disbursement and its Pro Rata Percentage thereof. Each such Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m. (Standard Time) on such date (or, if such Lender shall have received such notice later than 12:00 p.m. (Standard Time) on any day, not later than 11:00 a.m. (Standard Time) on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of the U.S. Dollar Equivalent of such L/C Disbursement (it being understood that such amount shall be deemed to constitute an ABR Loan of such Lender and such payment shall be deemed to have reduced the L/C Exposure), and the Administrative Agent will promptly pay to such Issuing Bank amounts so received by it from such Lenders. The Administrative Agent will promptly pay to such Issuing Bank any amounts received by it from the Borrower pursuant to Section 2.21(e) prior to the time that any Lender makes any payment pursuant to this paragraph (g); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Lenders that shall have made such payments and to such Issuing Bank, as their interests may appear. If any Lender shall not have made its Pro Rata Percentage of such L/C Disbursement available to the Administrative Agent as provided above, such Lender and the Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent for the account of such Issuing Bank at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable to Loans pursuant to Section 2.06(a), and (ii) in the case of such Lender, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (which determination shall be conclusive absent manifest error); provided, however, that the foregoing does not constitute a waiver by the Borrower of any claim for damages permitted hereunder and attributable to such Lender. In addition, if there is a change in the rate of exchange prevailing between the Alternative Currency of such L/C Disbursement and the U.S. Dollar Equivalent thereof as determined by the Administrative Agent on the date of the L/C Disbursement and the date of actual payment of the amount due (whether by a Lender or the Borrower), the Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any, as may be necessary to ensure that the amount paid in U.S. dollars, when converted at the rate of exchange prevailing on the date of payment, will produce the U.S. Dollar Equivalent of such L/C Disbursement which could have been purchased with the amount of the Alternative Currency of such L/C Disbursement at the rate of exchange prevailing on the date of the L/C Disbursement. For purposes of determining the U.S. Dollar Equivalent or rate of exchange for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Alternative Currency.

SECTION 2.03     Borrowing Procedure. In order to request a Borrowing (other than a deemed Borrowing pursuant to Section 2.02(g) or a Swing Line Borrowing as to which this Section 2.03 shall not apply), the Borrower shall hand deliver, fax or send by electronic communication (e-mail) (or by telephone notice promptly confirmed by a written, fax or electronic communication (e-mail)) to the Administrative Agent a duly completed Borrowing Request (a) in the case of a Eurocurrency Borrowing, not later than 3:00 p.m. (Standard Time) three Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing not later than 1:00 p.m. (Standard Time) on the day of the proposed Borrowing. Each such Borrowing Request shall be irrevocable, shall be signed by or on behalf of a Responsible Officer of the Borrower and shall specify the following information: (i)  whether such Borrowing is to be a Eurocurrency Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed (which shall be an account that complies with the requirements of Section 2.02(c)); (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurocurrency Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurocurrency Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

SECTION 2.04     Evidence of Debt; Repayment of Loans.

(a)     The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender holding Revolving Credit Loans the then unpaid principal amount of each such Revolving Credit Loan of such Lender on the Maturity Date.

(b)     The Borrower shall repay each Swing Line Loan on the Swing Line Payment Date.

(c)     Each Loan shall bear interest from and including the date made on the outstanding principal balance thereof as set forth in Section 2.06.

(d)     Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid such Lender from time to time under this Agreement, and the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.

(e)     The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.

(f)     The entries made in the accounts maintained pursuant to paragraphs (d) and (e) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(g)     Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note or promissory notes payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

SECTION 2.05     Fees. (a) The Borrower agrees to pay to each Lender, through the Administrative Agent, on the last Business Day of March, June, September and December in each year, a commitment fee (the “Commitment Fee”) equal to the Applicable Percentage on the daily unused amount of the Commitment of such Lender during the preceding quarter. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Commitment Fees due to each Lender shall commence to accrue on the Effective Date, and shall cease to accrue on the date on which the Commitment of such Lender shall expire or be terminated as provided herein. For the avoidance of doubt, Swing Line Loans are not deducted from the Commitments when calculating the commitment fee under this Section 2.05(a).

(b)     The Borrower agrees to pay to the Administrative Agent and the Lead Arranger, for their respective accounts, the administration and arrangement fees separately agreed to from time to time by the Borrower, the Administrative Agent, or the Lead Arranger including, without limitation, the fees set forth in the Fee Letter (the “Administrative Agent Fees”).

(c)     The Borrower agrees to pay to each Lender, through the Administrative Agent, on the last Business Day of March, June, September and December of each year, commencing with the first such date to occur after the Effective Date, and on the date on which the Commitment of such Lender shall be terminated as provided herein, a fee (the “L/C Participation Fee”) calculated on such Lender’s Pro Rata Percentage of the daily aggregate L/C Exposure (in each case excluding the portion thereof attributable to unreimbursed L/C Disbursements in respect of Letters of Credit) during the preceding quarter (or shorter period commencing with the Effective Date or ending with the Maturity Date or the date on which all Letters of Credit have been canceled or have expired and the Commitments of all Lenders shall have been terminated) at a rate equal to the Applicable Percentage from time to time used to determine the interest rate on Borrowings comprised of Eurocurrency Loans pursuant to Section 2.06. The Borrower agrees to pay to the Applicable Issuing Bank with respect to each Letter of Credit issued at the request of the Borrower, (A) a fronting fee for each Letter of Credit equal to the greater of (1) 0.125% of the initial stated amount of such Letter of Credit and (2) $600 (or, with respect to any subsequent increase to the stated amount of any such Letter of Credit, such increase in the stated amount) thereof, such fee to be payable on the date of such issuance, increase or extension and (B) issuance, payment, amendment and transfer fees specified from time to time by such Issuing Bank (collectively, the “Issuing Bank Fees”). All L/C Participation Fees and, unless otherwise agreed by the Applicable Issuing Bank, Issuing Bank Fees, shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(d)     All Fees shall be paid on the dates due, in immediately available U.S. dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fees shall be paid directly to the Applicable Issuing Bank. Once paid, absent manifest error, none of the Fees shall be refundable under any circumstances.

SECTION 2.06     Interest on Loans. (a) Subject to the provisions of Section 9.09, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage in respect of ABR Loans in effect from time to time.

(b)     Subject to the provisions of Section 9.09, the Loans comprising each Eurocurrency Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage in respect of Eurocurrency Loans in effect from time to time.

(c)     Subject to the provisions of Section 9.09, each Swing Line Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage in respect of ABR Loans in effect from time to time.

(d)     Interest on each Loan shall be payable to the Administrative Agent on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate and Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.07     Default Interest. If the Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, by acceleration or otherwise, or under any other Loan Document, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount to but excluding the date of actual payment (after as well as before judgment) (a) in the case of overdue principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum (subject to Section 9.09) and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to an ABR Loan plus 2.00% (subject to Section 9.09).

SECTION 2.08     Alternate Rate of Interest. In the event, and on each occasion, that (a) on the day two Business Days prior to the commencement of any Interest Period for a Eurocurrency Borrowing the Administrative Agent is unable to determine the Adjusted LIBO Rate for Eurocurrency Loans comprising any requested Borrowing, or (b) if the Required Lenders shall, by 11:00 a.m. (Standard Time) at least one (1) Business Day before the date of any requested Borrowing, notify the Administrative Agent that the Adjusted LIBO Rate for Eurocurrency Loans comprising such Borrowing will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurocurrency Loan during such Interest Period, then the Administrative Agent shall, as soon as practicable thereafter, give written, fax or electronic communication (e-mail) (or telephone notice promptly confirmed by a written, fax or electronic communication (e-mail)) notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurocurrency Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

SECTION 2.09     Termination and Reduction of Commitments. (a) The Commitments and the L/C Commitments shall automatically terminate on the Maturity Date.

(b)     Upon at least three Business Days’ prior irrevocable written, fax or electronic communication (e-mail) (or by telephone notice promptly confirmed by a written, fax or electronic communication (e-mail)) notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Commitments; provided, however, that each partial reduction of the Total Commitment shall be in an integral multiple of $1,000,000.

(c)     The Borrower shall pay to the Administrative Agent for the account of the Lenders, on the date of each termination or reduction, the Commitment Fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

SECTION 2.10     Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 1:00 p.m. (Standard Time) on the day of the proposed conversion, to convert any Eurocurrency Borrowing into an ABR Borrowing under the Commitments, (b) not later than 3:00 p.m. (Standard Time) three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurocurrency Borrowing or to continue any Eurocurrency Borrowing as a Eurocurrency Borrowing for an additional Interest Period, and (c) not later than 3:00 p.m. (Standard Time) three Business Days prior to conversion, to convert the Interest Period with respect to any Eurocurrency Borrowing to another permissible Interest Period, subject in each case to the following:

(i)     each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(ii)     if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iii)     each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Type and/or Interest Period for such Borrowing resulting from such conversion; accrued interest on any Eurocurrency Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(iv)     if any Eurocurrency Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.15;

(v)     any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurocurrency Borrowing (unless agreed to by all Lenders);

(vi)     any portion of a Eurocurrency Borrowing that cannot be converted into or continued as a Eurocurrency Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

(vii)     upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued as, a Eurocurrency Loan; and

(viii)     notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurocurrency Loan.

Each notice pursuant to this Section 2.10 shall be irrevocable, shall be hand delivered, faxed or sent by electronic communication (e-mail) (or by telephone notice promptly confirmed by a written, fax or electronic communication (e-mail)) and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurocurrency Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day), and (iv) if such Borrowing is to be converted to or continued as a Eurocurrency Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurocurrency Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Eurocurrency Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted into an ABR Borrowing.

SECTION 2.11     Optional Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon written, fax or electronic communication (e-mail) (or by telephone notice promptly confirmed by written, fax or electronic communication (e-mail)) delivered to the Administrative Agent by (i) 3:00 p.m. (Standard Time) at least three Business Days prior to the date designated for such prepayment, in the case of any prepayment of a Eurocurrency Borrowing, or (ii) 1:00 p.m. (Standard Time) on the date designated for such prepayment in the case of any prepayment of an ABR Borrowing; provided, however, that each partial prepayment shall be in an amount that is a minimum amount of $500,000 or an integral multiple of $100,000 in excess thereof. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.11 and of each Lender’s portion of such prepayment.

(b)     The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. (Standard Time) on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000.

(c)     Each notice of prepayment shall specify (i) the amount to be prepaid, (ii) the prepayment date and (iii) the Type of Loans to be repaid and shall commit the Borrower to prepay such obligations by the amount specified therein on the date specified therein. All prepayments pursuant to this Section 2.11 shall be subject to Section 2.15, but shall otherwise be without premium or penalty.

SECTION 2.12     Mandatory Prepayments. (a) In the event of any termination of all the Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Credit Loans and replace all outstanding Letters of Credit and/or deposit an amount equal to the sum of the L/C Exposure, in cash in a cash collateral account established with the Administrative Agent for the benefit of the Secured Parties. In the event of any partial reduction of the Commitments, then (i) at or prior to the effective date of such reduction, the Administrative Agent shall notify the Borrower and the Lenders of the aggregate Revolving Credit Exposure, after giving effect thereto, and (ii) if the aggregate Revolving Credit Exposure would exceed the Total Commitment, after giving effect to such reduction, then the Borrower shall, on the date of such reduction, repay or prepay Revolving Borrowings and/or replace or cash collateralize outstanding Letters of Credit in an amount sufficient to eliminate such excess. If on any Calculation Date, the aggregate Revolving Credit Exposure would exceed the Total Commitment, then on the immediately succeeding Reset Date the Borrower shall repay or prepay Revolving Borrowings and/or replace or cash collateralize outstanding Letters of Credit in an amount sufficient to eliminate such excess.

(b)     If an increase in the aggregate Commitments is effected as permitted under Section 2.24, the Borrower shall prepay any Loans outstanding on the date such increase is effected to the extent necessary to keep the outstanding Commitments ratable to reflect the revised Pro Rata Percentages of the Lenders arising from such increase. Any prepayment made by the Borrower in accordance with this Section 2.12(b) may be made with the proceeds of Loans made by all the Lenders in connection such increase occurring simultaneously with the prepayment.

SECTION 2.13     Increased Costs; Capital Requirements. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall:

(i)     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of or credit extended or participated in by, any Lender or Issuing Bank (except any such reserve requirement which is reflected in the Adjusted LIBO Rate);

(ii)     subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)     impose on any Lender or Issuing Bank or the London interbank market or other relevant interbank market, any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any such Loan, or to increase the cost to any such Lender, Issuing Bank or other Recipient of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount), then, upon request of such Lender, Issuing Bank or other Recipient, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank, or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)     If any Lender or Issuing Bank (acting reasonably) shall have determined that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or liquidity or on the capital or liquidity of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender pursuant hereto, or the Letters of Credit issued by such Issuing Bank pursuant hereto, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity) by an amount deemed by such Lender or Issuing Bank (acting reasonably) to be material, then from time to time in accordance with paragraph (c) below the Borrower shall pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c)     A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d)     Failure or delay on the part of any Lender or Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender or Issuing Bank under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120 day period referred to above shall be extended to include the period of retroactive effect thereof). The protection of this Section shall be available to each Lender and Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

SECTION 2.14     Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurocurrency Loan or to give effect to its obligations as contemplated hereby with respect to any Eurocurrency Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i)     such Lender may declare that Eurocurrency Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods and ABR Loans will not thereafter (for such duration) be converted into Eurocurrency Loans), whereupon any request for a Eurocurrency Borrowing (or to convert an ABR Borrowing to a Eurocurrency Borrowing or to continue a Eurocurrency Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such or to convert a Eurocurrency Loan into an ABR Loan), unless such declaration shall be subsequently withdrawn; and

(ii)     such Lender may require that all outstanding Eurocurrency Loans made by it be converted to ABR Loans, in which event all such Eurocurrency Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurocurrency Loans that would have been made by such Lender or the converted Eurocurrency Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurocurrency Loans.

(b)     For purposes of this Section 2.14, a notice to the Borrower by any Lender shall be effective as to each Eurocurrency Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurocurrency Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

SECTION 2.15     Breakage Costs. The Borrower hereby indemnifies each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurocurrency Loan prior to the end of the Interest Period in effect therefor, including, without limitation, as a result of any prepayment, the acceleration of the maturity of the Obligations or for any other reason, (ii) the conversion of any Eurocurrency Loan to an ABR Loan or the conversion of the Interest Period with respect to any Eurocurrency Loan, in each case other than on the last day of the Interest Period in effect therefor, (iii) any Eurocurrency Loan to be made by such Lender (including any Eurocurrency Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder or (iv) other than with respect to any Defaulting Lender, any assignment of a Eurocurrency Loan is made other than on the last day of the Interest Period for such Loan as a result of a request by the Borrower pursuant to Section 2.20 (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurocurrency Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Borrower and the Administrative Agent and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

SECTION 2.16     Pro Rata Treatment. (a) Except as required under Section 2.14, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their Pro Rata Percentages.

(b)     Notwithstanding any other provision of this Agreement or the Security Documents but subject to Section 2.23, it is the intent of the Secured Parties that each of the Secured Parties shall share in the aggregate proceeds of the Collateral on a pro rata basis as provided in paragraph (a) above.

SECTION 2.17     Sharing of Setoffs.

(a)     Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable Insolvency Law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Revolving Credit Loan as a result of which the unpaid portion of its Revolving Credit Loans shall be proportionately less than the unpaid portion of the Revolving Credit Loans of any other Lender, it shall (i) notify the Administrative Agent of such fact and (ii) be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Revolving Credit Loans of such other Lenders and, if applicable, subparticipations in the L/C Exposure and Swing Line Loans of such other Lenders, or make such other adjustments as shall be equitable, so that the aggregate unpaid amount of the Revolving Credit Loans and participations in Revolving Credit Loans, L/C Exposure and Swing Line Loans held by each Lender shall be in the same proportion to the aggregate unpaid amount of all Revolving Credit Loans, L/C Exposure and Swing Line Loans then outstanding as the amount of its Revolving Credit Loans, L/C Exposure and Swing Line Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the amount of all Revolving Credit Loans, L/C Exposure and Swing Line Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase, purchases, subparticipations or adjustments shall be made pursuant to this Section 2.17(a) and the payment giving rise thereto shall thereafter be recovered, such purchase, purchases, subparticipations or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest.

(b)     The provisions of Section 2.17(a) shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Exposure or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of Section 2.17(a) shall apply).

(c)     Each Loan Party expressly consents to the arrangements set forth in Section 2.17(a) and agrees, to the extent it may effectively do so under applicable law, that any Lender holding a participation in a Loan or L/C Exposure pursuant to the foregoing arrangements may exercise against each Loan Party any and all rights of banker’s lien, setoff or counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

SECTION 2.18     Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement or any Fees or other amounts) hereunder and under any other Loan Document not later than 4:00 p.m. (Standard Time) on the date when due in immediately available U.S. dollars, without setoff, defense or counterclaim. Each such payment (other than Issuing Bank Fees, which shall be paid directly to the Applicable Issuing Bank) shall be made to the office of the Administrative Agent designated by the Administrative Agent. The Administrative Agent shall promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent, a specific Issuing Bank, or a specific Lender pursuant to Section 2.05, 2.08, 2.13, 2.14, 2.15, 2.19, or 9.05, but after taking into account payments effected pursuant to Section 9.05(a)) in accordance with each Lender’s Pro Rata Percentage thereof, to the Lenders for the account of their respective applicable lending offices, and like funds relating to the payment of any other amount payable to any Lender or Issuing Bank to such Lender or Issuing Bank for the account of its applicable lending office, in each case to be applied in accordance with the terms of this Agreement.

(b)     Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

SECTION 2.19     Taxes.

(a)     For purposes of this Section 2.19, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

(b)     Any and all payments by or on account of any obligation of the Borrower or any Loan Party hereunder or under any other Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or the applicable Loan Party, as the case may be, shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)     The Borrower and/or any Loan Party shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)     The Borrower and/or any Loan Party shall jointly and severally indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or Issuing Bank, shall be conclusive absent manifest error.

(e)     Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and/or the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)     As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section 2.19, the applicable Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)     (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.19(g) (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i)     Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A)     any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)

in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of an applicable IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, an applicable IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)	executed originals of IRS Form W-8ECI;

(3)

in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of an applicable IRS Form W-8BEN; or

(4)

to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, an applicable IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;

(C)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower of the Administrative Agent to determine the withholding or deduction required to be made; and

(D)     if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from any such payments. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)     If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.19 (including by the payment of additional amounts pursuant to this Section 2.19), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other person.

(i)     Each party’s obligations under this Section 2.19 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.20     Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender or Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.13, (ii) any Lender or Issuing Bank delivers a notice described in Section 2.14, (iii) the Borrower is required to pay any additional amount to any Lender or Issuing Bank or any Governmental Authority on account of any Lender or Issuing Bank pursuant to Section 2.19, (iv) fails to approve an amendment or waiver requiring the consent of all Lenders which has been approved by Lenders holding Commitments representing at least 75% of the Total Commitment or (v) any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender or Issuing Bank and the Administrative Agent, require such Lender or Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (B) the Borrower shall have received the prior written consent of the Administrative Agent and the Applicable Issuing Banks, which consent shall not unreasonably be withheld or delayed, (C) the affected Lender or Issuing Bank shall have received in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans and participations in L/C Disbursements of such Lender or Issuing Bank, respectively, plus all Fees and other amounts accrued for the account of such Lender or Issuing Bank hereunder (including any amounts under Section 2.13 and Section 2.15) from the assignee (to the extent of such outstanding principal and accrued interest and Fees) or the Borrower (in the case of all other amounts) and (D) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.19, such assignment is expected to result in a reduction in such compensation or payments thereafter. A Lender or Issuing Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender, Issuing Bank or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(b)     If (i) any Lender or Issuing Bank shall request compensation under Section 2.13, (ii) any Lender or Issuing Bank delivers a notice described in Section 2.14 or (iii) the Borrower is required to pay any additional amount to the Administrative Agent, any Lender or Issuing Bank or any Governmental Authority on account of the Administrative Agent, any Lender or Issuing Bank, pursuant to Section 2.19, then the Administrative Agent, such Lender or Issuing Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (A) would eliminate or reduce its claims for compensation under Section 2.13 or enable it to withdraw its notice pursuant to Section 2.14 or would reduce amounts payable pursuant to Section 2.19, as the case may be, in the future and (B) would not subject the Administrative Agent, such Lender or Issuing Bank to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or Issuing Bank in connection with any such designation or assignment.

SECTION 2.21     Letters of Credit.

(a)     General. The Borrower may request the issuance of a Letter of Credit denominated in U.S. dollars, or in one or more Alternative Currencies for its own account or for the account of any of its Subsidiaries (in which case the Borrower and such Subsidiary shall be co-applicants with respect to such Letter of Credit), in a form reasonably acceptable to the Applicable Issuing Bank, at any time and from time to time while the Commitments remain in effect, but no later than five Business Days prior to the Maturity Date. This Section shall not be construed to impose an obligation upon any Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement.

(b)     Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. In order to request the issuance of a Letter of Credit denominated in U.S. dollars or an Alternative Currency (or to amend, renew or extend an existing Letter of Credit issued in U.S. dollars or an Alternative Currency), the Borrower shall hand deliver, fax or send by electronic communication (e-mail) (or by telephone notice promptly confirmed by a written, fax or electronic communication (e-mail)) to the Applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount and currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. In order to request the issuance of a Letter of Credit in a currency other than those specifically listed in the definition of “Alternative Currency”, the Borrower shall follow the procedures set forth in Section 1.06. A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (i) the L/C Exposure shall not exceed $50,000,000, (ii) the aggregate Revolving Credit Exposure shall not exceed the Total Commitment, and (iv) the L/C Exposure related to Letters of Credit issued by an Issuing Bank shall not exceed an amount agreed to in writing between the Borrower and such Issuing Bank and notified to the Administrative Agent.

(c)     Expiration Date. Each Letter of Credit shall have an expiration date not later than the earlier of (y) three years after the date of the issuance of such Letter of Credit and (z) the date that is 24 months after the Maturity Date; provided that 60 days prior to the Maturity Date the Borrower shall deposit in an account with the Administrative Agent for the benefit of each Applicable Issuing Bank and the Lenders, an amount in cash equal to 105% of the L/C Exposure as of such date. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Permitted Investments, which investments shall be made at the option and sole discretion of the Administrative Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. The Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations. Moneys in such account shall (i) automatically be applied by the Administrative Agent to reimburse the Applicable Issuing Bank for L/C Disbursements for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Exposure at such time, (iii) if the maturity of the Loans has been accelerated, be applied to satisfy the Obligations and (iv) provided that no Event of Default has occurred and is continuing, be released to the Borrower to the extent that the funds on deposit exceed 105% of the L/C Exposure.

(d)     Participations. By the issuance of a Letter of Credit and without any further action on the part of an Issuing Bank or the Lenders, the Applicable Issuing Bank hereby grants to each Lender, and each such Lender hereby acquires from the Applicable Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit (or, in the case of the Rolled Letters of Credit, effective upon the Effective Date). In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Applicable Issuing Bank, such Lender’s Pro Rata Percentage of the U.S. Dollar Equivalent of each L/C Disbursement, made by such Issuing Bank and not reimbursed by the Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.02(g). Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)     Reimbursement. If an Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall pay to the Administrative Agent an amount equal to such L/C Disbursement in the same currency in which such L/C Disbursement is denominated not later than two hours after the Borrower shall have received notice from such Issuing Bank that payment of such draft will be made, or, if the Borrower shall have received such notice later than 11:00 a.m. (Standard Time) on any Business Day, not later than 11:00 a.m. (Standard Time) on the immediately following Business Day.

(f)     Obligations Absolute. The Borrower’s obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:

(i)     any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii)     any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii)     the existence of any claim, counterclaim, setoff, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other person may at any time have against the beneficiary under any Letter of Credit, the Applicable Issuing Bank, the Administrative Agent or any Lender or any other person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv)     any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(v)     any payment by the Applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Bank under such Letter of Credit to any person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Insolvency Law; and

(vi)     any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower, any Subsidiary or any other person, or in the relevant currency markets generally; or

(vii)     any other act or omission to act or delay of any kind of the Applicable Issuing Bank, the Lenders, the Administrative Agent or any other person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Without limiting the generality of the foregoing but subject to the proviso in subsection (g) below, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrower hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or willful misconduct of the Applicable Issuing Bank.

(g)     Role of Issuing Bank. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. None of the Issuing Banks, the Administrative Agent, any of their respective Related Parties or any correspondent, participant or assignee of the Issuing Bank shall be liable or responsible for:

(i)     the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

(ii)     the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; or

(iii)     any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (including the Issuing Bank’s own negligence),

provided, however, that the Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to, and shall promptly pay to, the Borrower, to the extent of any direct, as opposed to consequential (claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law), damages suffered by the Borrower that are caused by such Issuing Bank’s failure to comply with its duties as an issuing bank under applicable law or gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit strictly comply with the terms thereof. It is understood that the Applicable Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) such Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Applicable Issuing Bank. The Borrower and each Lender agree that, in paying any drawing under a Letter of Credit, the Applicable Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the person executing or delivering any such document.

(h)     Disbursement Procedures. The Applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Applicable Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax or by electronic communication (e-mail), to the Administrative Agent and the Borrower of such demand for payment and whether the Applicable Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Applicable Issuing Bank and the Lenders with respect to any such L/C Disbursement. The Administrative Agent shall promptly give each Lender notice thereof.

(i)     Interim Interest. If an Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, then, unless the Borrower shall reimburse such L/C Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of the Applicable Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of payment by the Borrower or the date on which interest shall commence to accrue thereon as provided in Section 2.02(e), at the rate per annum that would apply to such amount if such amount were an ABR Loan.

(j)     Resignation or Removal of an Issuing Bank. An Issuing Bank may resign at any time by giving 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower, and may be removed at any time by the Borrower by notice to such Issuing Bank, the Administrative Agent and the Lenders. Subject to the next succeeding paragraph, upon the acceptance of any appointment as an Issuing Bank hereunder by a Lender that shall agree to serve as successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank and the retiring Issuing Bank shall be discharged from its obligations to issue additional Letters of Credit hereunder. At the time such removal or resignation shall become effective, the Borrower shall pay all accrued and unpaid Issuing Bank Fees pursuant to Section 2.05(c). The acceptance of any appointment as an Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.

(k)     Cash Collateralization. If (i) any Event of Default shall occur and be continuing, other than an event with respect to the Borrower described in Section 7.01(g) or (h) and the Borrower shall receive notice from Administrative Agent or the Required Lenders, requesting that it deposit Cash Collateral and specifying the amount to be deposited, or (ii) an Event of Default shall occur and be continuing with respect to the Borrower described in Section 7.01(g) or (h) then the Borrower shall, on the Business Day it receives the notice referenced in clause (i) above or immediately upon the occurrence of the Event of Default referenced in clause (ii) above, deposit in an account with the Administrative Agent for the benefit of each Applicable Issuing Bank and the Lenders, an amount in cash equal to 105% of the L/C Exposure as of such date. At any time that there shall exist a Defaulting Lender, after reallocation pursuant to Section 2.23(c), promptly upon the request of the Administrative Agent or an Issuing Bank (which request may be condition to issuance amendment, renewal or extension of a Letter of Credit), the Borrower shall deliver to the Administrative Agent, for the benefit of each Applicable Issuing Bank and the Lenders, Cash Collateral in an amount equal to the Fronting Exposure at such time (determined for the avoidance of doubt, after giving effect to Section 2.23(a) and any Cash Collateral provided by any Defaulting Lender). Such deposits shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The Borrower hereby pledges to the Administrative Agent and grants the Administrative Agent a security interest in the L/C Cash Collateral Account, whenever established, all funds held in such L/C Cash Collateral Account from time to time, and all proceeds thereof as security for the payment of the Obligations. Other than any interest earned on the investment of such deposits in Permitted Investments, which investments shall be made at the option and sole discretion of the Administrative Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. The Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations. Moneys in such account shall (i) automatically be applied by the Administrative Agent to reimburse the Applicable Issuing Bank for L/C Disbursements for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Exposure at such time and (iii) if the maturity of the Loans has been accelerated, be applied to satisfy the Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure shall be released promptly following (A) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by any Defaulting Lender ceasing to be a Defaulting Lender or ceasing to be a Lender) or (B) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of an Event of Default and may be otherwise applied in accordance with Section 7.06.

(l)     Additional Issuing Banks. The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement. The acceptance of any appointment as an Issuing Bank hereunder by a Lender shall be evidenced by an agreement entered into by such Lender, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, any Lender designated as an issuing bank pursuant to this paragraph (l) shall be deemed (in addition to being a Lender) to be the Issuing Bank with respect to Letters of Credit issued or to be issued by such Lender, and all references herein and in the other Loan Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Lender in its capacity as Issuing Bank.

(m)     In the event of any conflict between the terms hereof and the terms of any Letter of Credit Document, the terms hereof shall control.

(n)     Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, the Borrower or any Subsidiary of the Borrower, the Borrower shall be obligated to reimburse the Applicable Issuing Bank hereunder for any and all L/C Disbursements under such Letter of Credit requested by the Borrower for its own account or for the account of any of its Subsidiaries. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any of its Subsidiaries (other than, with respect to the Borrower or any Subsidiary thereof) inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of the Borrower’s Subsidiaries.

(o)     Each Issuing Bank, the Lenders and the Borrower agree that effective as of the Effective Date, the Rolled Letters of Credit shall be deemed to have been issued and maintained under, and to be governed by the terms and conditions of, this Agreement.

SECTION 2.22     Swing Line Loans.

(a)     Generally. Subject to the terms and conditions set forth herein, and if an AutoBorrow Agreement is in effect, subject to the terms and conditions of such AutoBorrow Agreement, the Swing Line Lender may in its sole and absolute discretion, in reliance upon the agreements of the other Lenders set forth in this Section 2.22, make loans in U.S. dollars (each such loan, a “Swing Line Loan”) to the Borrower from time to time on or after the Effective Date until the earlier of the Maturity Date and the termination of the Commitments in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Revolving Credit Exposure of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the aggregate Revolving Credit Exposure of all Lenders shall not exceed the Total Commitment at such time, and (ii) the Revolving Credit Exposure of each Lender at such time shall not exceed such Lender’s Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, the Borrower may borrow under this Section 2.22(a), prepay under Section 2.11, and reborrow under this Section 2.22(a). Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Percentage times the amount of such Swing Line Loan. Each Lender shall have the obligation to purchase and fund risk participations in the Swing Line Loans and to refinance Swing Line Loans as provided in this Agreement.

(b)     Borrowing Procedures. If an AutoBorrow Agreement is in effect, each Swing Line Borrowing shall be made as provided in such AutoBorrow Agreement. Otherwise, in order to request a Swing Line Borrowing, the Borrower shall hand deliver, fax or send by electronic communication (e-mail) (or by telephone notice promptly confirmed by a written, fax or electronic communication (e-mail)) to the Swing Line Lender and the Administrative Agent a duly completed Borrowing Request not later than 2:00 p.m. (Standard Time) on the day of the proposed Swing Line Borrowing. Each such Borrowing Request shall be irrevocable, shall be signed by or on behalf of the Borrower and shall specify the following information: (i) the date of such Swing Line Borrowing (which shall be a Business Day); and (ii) the amount of such Swing Line Borrowing, which shall be a minimum of $100,000, except as otherwise set forth in any AutoBorrow Agreement. Promptly after receipt by the Swing Line Lender of any Borrowing Request, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Borrowing Request and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. (Standard Time) on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.22(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. (Standard Time) on the borrowing date specified in such Borrowing Request, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds. If an AutoBorrow Agreement is in effect, such additional terms and conditions of such AutoBorrow Agreement shall have been satisfied, and in the event that any of the terms of this Section 2.22 conflict with such AutoBorrow Agreement, the terms of the AutoBorrow Agreement shall govern and control. No Lender shall have any rights or obligations under any AutoBorrow Agreement, but each Lender shall have the obligation to purchase and fund risk participations in the Swing Line Loans and to refinance Swing Line Loan as provided herein.

(c)     Refinancing of Swing Line Loans. (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), or the Borrower at any time in its sole and absolute discretion may request, that each Lender make, with respect to Swing Line Loans, an ABR Loan in an amount equal to such Lender’s Pro Rata Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Borrowing Request for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of ABR Loans, but subject to the unutilized portion of the Total Commitment, and the conditions set forth in Section 4.01. The Swing Line Lender or the Borrower, as applicable, shall furnish to the other a copy of the applicable Borrowing Request promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Pro Rata Percentage of the amount specified in such Borrowing Request available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the office designated by the Administrative Agent not later than 1:00 p.m. (Standard Time) on the day specified in such Borrowing Request, whereupon, subject to Section 2.22(c)(ii), each Lender that so makes funds available shall be deemed to have made a ABR Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)     If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.22(c)(i), the request for ABR Loans submitted by the Swing Line Lender or the Borrower as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.22(c)(i) shall be deemed payment in respect of such participation.

(iii)     If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.22(c) by the time specified in Section 2.22(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be presumed correct absent manifest error.

(iv)     Each Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.22(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.22(c) is subject to the conditions set forth in Section 4.01. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)     Repayment of Participations. (i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lenders their Pro Rata Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii)     If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 9.19 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Pro Rata Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)     Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Loan or risk participation pursuant to this Section 2.22 to refinance such Lender’s Pro Rata Percentage of any Swing Line Loan, interest in respect of such Pro Rata Percentage shall be solely for the account of the Swing Line Lender.

(f)     Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender, and, if an AutoBorrow Agreement is in effect, in accordance with the terms of such AutoBorrow Agreement.

(g)     Discretionary Nature of the Swing Line Facility. Notwithstanding any terms to the contrary contained herein, the swing line facilities provided herein (i) are each an uncommitted facility and the Swing Line Lender may, but shall not be obligated to, make Swing Line Loans, and (ii) may be terminated at any time by the Swing Line Lender or the Borrower upon written notice by the terminating party to the non-terminating party.

SECTION 2.23     Defaulting Lenders.

(a)     Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)     such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement or any other Loan Document shall be restricted as set forth in Section 9.08(b); and

(ii)     any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII, or otherwise)), or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows:

(A)     first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder;

(B)     second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swing Line Lender hereunder;

(C)     third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.21(k);

(D)     fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent;

(E)     fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.21(k);

(F)     sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Issuing Bank or Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;

(G)     seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and

(H)     eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Disbursements in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.23(a)(iv). Any payments, prepayments or other amounts paid or payable to any Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.23(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)     Certain Fees.

(A)     No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(B)     Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.21(k).

(C)     With respect to any L/C Participation Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s L/C Exposure or participation in Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)     Reallocation of Ratable Portions to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s L/C Exposure or participation in Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.01 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)     Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.21(k).

(b)     Defaulting Lender Cure. If the Borrower, the Administrative Agent and each Swing Line Lender and Issuing Bank agree in writing that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with the Total Commitment (without giving effect to Section 2.23(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)     New Swing Line Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(d)     Termination of Defaulting Lender Commitment. The Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than three (3) Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, Administrative Agent, an Issuing Bank or any Lender may have against such Defaulting Lender.

SECTION 2.24     Increase in Commitments

(a)     At any time after the Effective Date and prior to the Business Day immediately preceding the Maturity Date, the Borrower may effectuate one or more increases in the aggregate Commitments (each such increase being a “Commitment Increase”), by designating either one or more of the existing Lenders (each of which, in its sole discretion, may determine whether and to what degree to participate in such Commitment Increase) or one or more other Eligible Assignees that at the time agree, in the case of any such Eligible Assignee that is an existing Lender to increase its Commitment as such Lender shall so select (each, an “Increasing Lender”) and, in the case of any other Eligible Assignee that is not an existing Lender (each, an “Additional Lender”), to become a party to this Agreement as a Lender; provided, however, that (i) no Default of Event of Default exists or would exist immediately prior to or after giving effect to such Commitment Increase, (ii) Borrower is in compliance, on a pro forma basis after giving effect to any additional loans made on the effective date of any such Commitment Increase, with Sections 6.10 and 6.11, (iii) each such Commitment Increase shall be equal to at least $25,000,000 or such lesser amount acceptable to the Administrative Agent, (iv) all Commitments provided pursuant to a Commitment Increase shall be available on the same terms as those applicable to the existing Commitments, except as to upfront fees which may be as agreed to between the Borrower and such Increasing Lender or Additional Lender, as the case may be, and (v) the aggregate of all such Commitment Increases shall not exceed $150,000,000. The Borrower shall provide prompt notice of such proposed Commitment Increase pursuant to this Section 2.24 to the Administrative Agent and the Lenders. This Section 2.24 shall not be construed to create any obligation on the Administrative Agent or any of the Lenders to advance or to commit to advance any credit to the Borrower or to arrange for any other person to advance or to commit to advance any credit to the Borrower. Further, Commitment Increases shall be guaranteed by the same Guarantors as guarantee the existing Facility, and shall be secured on a pari passu basis by the same Collateral as that securing the existing Facility.

(b)     The Commitment Increase shall become effective on the date (the “Increase Date”) on or prior to which each of following conditions shall have been satisfied: (i) the receipt by the Administrative Agent of (A) an agreement in form and substance reasonably satisfactory to the Administrative Agent signed by the Borrower, each Increasing Lender and/or each Additional Lender, setting forth the Commitment, if any, of each such Increasing Lender and/or Additional Lender and, if applicable, setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof binding upon each Lender and (B) such evidence of appropriate authorization on the part of the Borrower with respect to such Commitment Increase and such legal opinions as the Administrative Agent may reasonably request, (ii) the funding by each Increasing Lender and Additional Lender of the Commitment to be made by each such Lender to effect the prepayment requirement set forth in Section 2.12(b), (iii) receipt by the Administrative Agent of a certificate of an authorized officer of the Borrower certifying (A) compliance with the provisions of Sections 2.25(a)(i) and (ii) and (B) all representations and warranties made by the Borrower in this Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), unless such representation or warranty relates to an earlier date which remains true and correct in all material respects as of such earlier date (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), and (iv) receipt by the Increasing Lender or Additional Lender, as applicable, of all such fees as agreed to between such Increasing Lender and /or Additional Lender and the Borrower.

(c)     Notwithstanding any provision contained herein to the contrary, from and after the date of such Commitment Increase, all calculations and payments of interest on the Loans shall take into account the actual Commitment of each Lender and the principal amount outstanding of each Revolving Credit Loan made by such Lender during the relevant period of time.

(d)     On such Increase Date, each Lender's share of the L/C Exposure on such date shall automatically be deemed to equal such Lender's Pro Rata Percentage of such L/C Exposure (such Pro Rata Percentage for such Lender to be determined as of the Increase Date in accordance with its Commitment on such date as a percentage of the Total Commitment on such date) without further action by any party.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Administrative Agent, the Issuing Banks and each of the Lenders as follows:

SECTION 3.01     Organization; Powers. The Borrower and each of its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated hereby or thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.

SECTION 3.02     Authorization. The execution, delivery and performance by each Loan Party of each of the Loan Documents to which it is a party and the consummation of each Transaction, at the time such Transaction is consummated, (i) have duly authorized by all requisite organizational action on the part of such Loan Party and (ii) do not and will not (x) violate (A) any provision of law, statute, rule or regulation, (B) the terms of the organizational documents of any Loan Party, (C) any order, injunction, writ or decree of any Governmental Authority or any binding and enforceable arbitral award to which such Loan Party or its property is subject, or (D) any provision of any indenture or other instrument in respect of any Material Indebtedness or other material agreement to which the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound, (y) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture or other instrument in respect of Material Indebtedness or other material agreement or (z) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Subsidiary.

SECTION 3.03     Enforceability. This Agreement has been (or will have been on or prior to the Effective Date) duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

SECTION 3.04     Governmental Approvals. No authorization, action, exemption, consent or approval of, registration, notice or filing with or any other action by any Governmental Authority is necessary or will be required in connection with the Loan Documents and the consummation of the Transactions, except for (i) the filing of Uniform Commercial Code financing statements and other filings necessary to perfect Liens created under the Security Documents and (ii)  actions by, and notices to or filings with, Governmental Authorities (including, without limitation, the SEC) that may be required in the ordinary course of business from time to time or that may be required to comply with the express requirements of the Loan Documents (including, without limitation, to release existing Liens on the Collateral or to comply with requirements to perfect, and/or maintain the perfection of, Liens created under the Loan Documents).

SECTION 3.05     Financial Statements. The Borrower has heretofore furnished to the Lenders (a) the audited consolidated balance sheets and related consolidated statements of income, stockholders’ equity and comprehensive income and cash flows of the Borrower and its subsidiaries (including Civeo), as of and for the year ended December 31, 2013, (b) the unaudited consolidated balance sheets and related condensed statements of operations and cash flows of the Borrower and its subsidiaries (including Civeo) as of and for the period ended March 31, 2014, and (c) the pro forma consolidated statement of income for (i) the fiscal year ended December 31, 2013 and (ii) the fiscal quarter ended March 31, 2014, in each case reflecting the Spin-Off and the Sale of Sooner, Inc. and its Subsidiaries. Such (i) financial statements described in clauses (a), (b) and (c) above in each case present fairly, in all material respects, the financial condition of the Borrower and its consolidated Subsidiaries as of such dates and for such periods, subject, in the case of the financial statements referred to clauses (b) and (c)(ii), to the absence of footnotes and to normal year-end audit adjustments. Such financial statements described in clauses (a), (b) and (c) above and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries, as of the dates thereof. Such financial statements described in clauses (a), (b) and (c) above were prepared in accordance with GAAP, applied on a consistent basis, subject, in the case of the financial statements referred to clauses (b) and (c)(ii), to the absence of footnotes and to normal year-end audit adjustments.

SECTION 3.06     No Material Adverse Change. Since December 31, 2013, there has been no material adverse effect on the business, assets, operations or condition (financial or otherwise) of the Borrower and the Subsidiaries, taken as a whole.

SECTION 3.07     Title to Properties; Possession Under Leases. (a) Each of the Borrower and the Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all its material properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.

(b)     Each of the Borrower and the Subsidiaries has complied with all material obligations under all material leases to which it is a party and all such leases are in full force and effect as of the Effective Date. Each of the Borrower and the Subsidiaries enjoys peaceful and undisturbed possession under all such material leases as of the Effective Date.

SECTION 3.08     Subsidiaries. Schedule 3.08 sets forth as of the Effective Date a list of all Subsidiaries and, as to each such Subsidiary, the jurisdiction of formation, the outstanding Equity Interests therein and the percentage ownership interest of each class of such Equity Interests owned by the Borrower and its Subsidiaries therein. The Equity Interests indicated as owned (or to be owned) by the Borrower and its Subsidiaries on Schedule 3.08 are owned by the Borrower, directly or indirectly, free and clear of all Liens (other than Liens permitted by Section 6.02).

SECTION 3.09     Litigation; Compliance with Laws. (a) Except as set forth on Schedule 3.09, there are no actions, suits, proceedings, claims or disputes at law, in equity, in arbitration, by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened or contemplated against the Borrower or any Subsidiary or any business, property or rights of any such person (i) that involve any Loan Document or any of the Transactions (other than the Tender Offers and the Spin-Off), (ii) that involve the Tender Offers or the Spin-Off that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (iii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)     Since the date of this Agreement, there has been no adverse change in the status or financial effect on the Borrower and the Subsidiaries of the matters disclosed on Schedule 3.09 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

(c)     None of the Borrower, any of the Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits), or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, in each case where such violation or default could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10     Agreements.      Neither the Borrower nor any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument, where such default has resulted in, or could, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11     Federal Reserve Regulations. (a) None of the Loan Parties is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock or in the business of purchasing or carrying Margin Stock.

(b)     No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulations T, U or X.

SECTION 3.12     Investment Company Act. Neither the Borrower nor any Subsidiary is or is required to be registered as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.13     Use of Proceeds. The Borrower will use the proceeds of the Loans and will request the issuance of Letters of Credit (a) to consummate the Refinancing Transactions and to pay a portion of the fees, commissions and expenses associated with the Transactions and (b) to provide working capital and for other general corporate purposes of the Borrower and its Subsidiaries.

SECTION 3.14     Tax Returns. Each of the Borrower and the Subsidiaries has filed or caused to be filed all federal, state, provincial, local and foreign Tax returns or materials required to have been filed by it and has paid or caused to be paid all Taxes due and payable by it and all assessments received by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary thereof that could reasonably be expected to have a Material Adverse Effect.

SECTION 3.15     No Material Misstatements. None of (a) the Confidential Information Memorandum or (b) any other information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower and the Subsidiaries to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

SECTION 3.16     Employee Benefit Plans. (a) The Borrower and each of its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, except where such noncompliance could not reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of the Borrower or any of its ERISA Affiliates that could reasonably be expected to have a Material Adverse Effect. Except as disclosed in Schedule 3.16(a), the present value of all benefit liabilities under each Plan (based on those assumptions used for purposes of Financial Accounting Standards No. 87) did not, as of the last annual valuation preceding the Effective Date, exceed the fair market value of the assets of such Plan.

(b)     With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States (a “Foreign Plan”):

(i)     any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices, except where the failure could not reasonably be expected to have a Material Adverse Effect;

(ii)     the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles, except where the failure could not reasonably be expected to have a Material Adverse Effect; and

(iii)     each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, except where the failure could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.17     Environmental Matters. (a) Except as set forth in Schedule 3.17 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law necessary for the ownership and operation of their respective properties and the conduct of their respective businesses as currently conducted, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(b)     Since the date of this Agreement, there has been no change in the status of the matters disclosed on Schedule 3.17 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.18     Insurance. The Borrower and the Subsidiaries are insured by insurance providers that it reasonably considers to be financially sound (including captive insurance companies, or through self insurance), in such amounts, with such deductibles and covering such risks and liabilities are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower and its Subsidiaries operate.

SECTION 3.19     Security Documents. (a) The Pledge Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties referred to therein, a legal, valid and enforceable security interest in the Collateral (as defined in the Pledge Agreement) and, when such Collateral (to the extent such Collateral constitutes an instrument under the applicable Uniform Commercial Code) is delivered to the Administrative Agent, the Pledge Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Collateral, in each case prior and superior in right to any other person.

(b)     The Security Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties referred to therein, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and, when financing statements in appropriate form are filed in the filing offices set forth on Schedule 3.19, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such portion of the Collateral in which a security interest may be perfected by the filing of a financing statement under the applicable Uniform Commercial Code (other than the Intellectual Property, as defined in the Security Agreement), in each case prior and superior in right to any other person, other than with respect to Liens expressly permitted by Section 6.02.

(c)     Schedule 3.19 sets forth, as of the Effective Date, (a) the exact legal name of each Loan Party as it appears in its articles or certificate of incorporation (or equivalent organizational document), the state of its incorporation or formation and the organizational identification number (or a specific designation that one does not exist) issued by its jurisdiction of incorporation or formation and (b) each other legal name any Loan Party has had at any time during the five years preceding the Effective Date, together with the date of the relevant change.

SECTION 3.20     Intellectual Property. The Borrower and each of its Subsidiaries own or are licensed or otherwise have the legal right to use all of the patents, trademarks, service marks, trade names, copyrights, franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, except where the failure could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.21     Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, provincial, local or foreign law dealing with such matters, except where such violation, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary, except where the failure to do the same, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.22     Solvency. Immediately following the consummation of the Transactions and immediately following the making of each Loan and the giving of the Guarantee Agreement and after giving effect to the application of the proceeds of each Loan, the Borrower and its Subsidiaries on a consolidated basis will be Solvent.

SECTION 3.23     Foreign Assets Control Regulations, Sanctions, etc. None of the Borrower and the Subsidiaries is in violation of the FCPA, the Currency and Foreign Transactions Reporting Act of 1970 or any related or similar rules or regulations, issued, administered or enforced by any Governmental Authority that are applicable to it. Neither the Borrower nor any of its Subsidiaries nor, to the knowledge of the Loan Parties, any director, officer or employee of the Borrower or any of its Subsidiaries is a person, or owned or controlled by a person, that is the subject of any sanctions enforced or administered by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury (collectively, “Sanctions”), or located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.

ARTICLE IV

Conditions of Lending

The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions:

SECTION 4.01     All Credit Events. On the date of each Borrowing, and on the date of each issuance, amendment, extension or renewal of a Letter of Credit (each such event being called a “Credit Event”):

(a)     The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.21(b) or, in the case of a Swing Line Loan, the Swing Line Lender and the Administrative Agent shall have received a notice requesting such Swing Line Loan as required by Section 2.22.

(b)     The representations and warranties set forth in Article III hereof and in each other Loan Document shall be true and correct in all material respects (provided that to the extent any representation and warranty is qualified as to “Material Adverse Effect” or otherwise as to “materiality”, such representation and warranty is true and correct in all respects) on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representation and warranty is true and correct in all material respects (provided that to the extent any such representation and warranty is qualified as to “Material Adverse Effect” or otherwise as to “materiality”, such representation and warranty is true and correct in all respects) as of such earlier date.

(c)     The Borrower and each other Loan Party shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Credit Event, no Event of Default or Default shall have occurred and be continuing.

Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

SECTION 4.02     Initial Funding.

(a)     On or before the Effective Date, the Administrative Agent shall have received, on behalf of themselves, the Lenders and the Issuing Banks:

(i)     this Agreement, executed by the Borrower, the Lenders and each of the other parties hereto, and all attached Exhibits and Schedules;

(ii)     any Note requested by a Lender pursuant to Section 2.04 payable to such requesting Lender;

(iii)     a favorable written opinion of Simpson Thacher & Bartlett LLP, counsel for the Borrower, substantially to the effect set forth in Exhibit H, (A) dated as of the Effective Date, (B) addressed to the Administrative Agent, the Issuing Banks and the Lenders, and (C) covering such other matters relating to the Loan Documents as the Administrative Agent shall reasonably request, and the Borrower hereby requests such counsel to deliver such opinions;

(iv)     a certificate as to the good standing or tax status of each Loan Party as of a recent date, from the Secretary of State or other relevant Governmental Authority of the state or jurisdiction of its organization;

(v)     a certificate of the Secretary or Assistant Secretary (or such other corporate officer satisfactory to the Administrative Agent) of each Loan Party dated the Effective Date and certifying (1) that attached thereto is a true and complete copy of the organizational documents of each Loan Party as in effect on the Effective Date and at all times since a date prior to the date of the resolutions described in clause (2) below, (2) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or persons performing similar functions) of such Loan Party authorizing the Transactions to be entered into by such Loan Party and the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (3) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party;

(vi)     a certificate, dated the Effective Date and signed by a Financial Officer of the Borrower, certifying (1) compliance with the conditions precedent set forth in Section 4.01(b) and (c), and (2) based on the Borrower’s projections, in each case after giving pro forma effect (using the criteria therefor described in Section 6.04(i)) to the initial Borrowing contemplated hereunder, the Refinancing Transactions and the other transactions contemplated hereby, that (A) the Borrower and its Subsidiaries, taken as a whole, will be Solvent and (B) the Borrower and its Subsidiaries will be in pro forma compliance (using the criteria therefor described in Section 6.04(i)) with Sections 6.10 and 6.11 as of March 31, 2014;

(vii)     the Pledge Agreement duly executed by the parties thereto and (i) all the outstanding Equity Interests of each Material Subsidiary of the Borrower that is a Domestic Subsidiary (other than any Domestic Subsidiary that is a subsidiary of a Foreign Subsidiary) and (ii) 65% of (A) the voting Equity Interests and 100% of the nonvoting Equity Interests (if any) of each Material Subsidiary that is a first-tier Foreign Subsidiary directly owned by the Borrower or any Domestic Subsidiary of the Borrower, or (B) the Equity Interests in any Subsidiary which is a FSCHO, in each case, shall have been duly and validly pledged thereunder to the Administrative Agent for the ratable benefit of the Secured Parties, together with certificates representing such shares, if any, accompanied by instruments of transfer and stock powers endorsed in blank, shall be in the actual possession of the Administrative Agent, and the delivery of UCC-1 financing statements necessary to create a valid, legal and perfected first-priority Lien on the Collateral described therein (subject to any Lien expressly permitted by Section 6.02);

(viii)     the Security Agreement duly executed by the Loan Parties party thereto and each document (including each financing statement) required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent for the benefit of the Secured Parties a valid, legal and perfected first-priority Lien on the Collateral (subject to any Lien expressly permitted by Section 6.02) described in such agreement (which, for the avoidance of doubt, shall exclude any property or assets the granting of a Lien on which would result in adverse tax consequences to the Borrower or any Subsidiary);

(ix)     the results of a search of the Uniform Commercial Code filings made with respect to each of the Loan Parties in the state (or other jurisdiction) within the U.S. in which such person is organized, and the other jurisdictions in which Uniform Commercial Code filings are to be made or amended pursuant to the preceding paragraph, together with copies of the financing statements disclosed by such search, and accompanied by evidence satisfactory to the Administrative Agent that the Liens indicated in any such financing statement would be permitted under Section 6.02 or have been or will be contemporaneously released or terminated on the Effective Date;

(x)     [Reserved];

(xi)     the Guarantee Agreement duly executed by the parties thereto;

(xii)     a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.02;

(xiii)     true and correct copies of (1) the audited consolidated balance sheets and related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its subsidiaries (including Civeo), as of and for the year ended December 31,2013, (2) the unaudited consolidated balance sheets and related condensed statements of operations and cash flows of the Borrower and its subsidiaries (including Civeo) as of and for the period ended March 31, 2014, (3) pro forma consolidated statements of income for the Borrower and its Subsidiaries for the fiscal year ended December 31, 2013 and the fiscal quarter ended March 31, 2014, in each case reflecting the Spin-Off and the sale of Sooner, Inc. and its Subsidiaries, in substantially the same form as previously provided to the Board of Directors of the Borrower, and (4) projections prepared by management of the Borrower of balance sheets, income and cash flow statements of the Borrower and its Subsidiaries through December 31, 2018;

(xiv)     true, correct and complete copies of all documents which will effect the Spin-Off or which will govern the arrangements between the Borrower and Civeo related to the Spin-Off and such documents shall be (A) substantially the same as those set forth in the Form 10-12B and amendments thereto filed by Civeo with the SEC on or prior to April 22, 2014 or (B) supplemented or otherwise modified from such forms in a manner that could not be materially adverse to the interests of the Lenders (as reasonably determined by the Lead Arranger);

(xv)     evidence of the pro forma capital and ownership structure of the Subsidiaries after giving effect to the Spin-Off which shall be reasonably satisfactory to the Administrative Agent; and

(xvi)     all documentation and other information that the Administrative Agent, the Lead Arranger and the Lender shall have requested in order to comply with its respective obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case to the extent such documentation and other information shall have been requested reasonably in advance of the Effective Date.

(b)     On or before the Effective Date, the Administrative Agent and the Lead Arranger shall have received all Fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including, without limitation, the reasonable fees, charges and disbursements of counsel for the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

(c)     As of the Effective Date, no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or Governmental Authority in connection with any of the Transactions or other legal restraint or prohibition preventing any of the Transactions is in effect.

(d)     Prior to, or concurrently with, the occurrence of the initial Credit Event hereunder (including the deemed issuance of Rolled Letters of Credit on the Effective Date), all Indebtedness under the Existing Credit Agreement (other than the undrawn amount of Rolled Letters of Credit) shall have been paid in full and the Administrative Agent shall have received a “pay-off” letter (or such other evidence) in form and substance reasonably satisfactory to the Administrative Agent terminating the commitments under the Existing Credit Agreement; and arrangements satisfactory to the Administrative Agent shall have been made with any Person holding any Lien securing any such Indebtedness for the release and delivery of such UCC (or equivalent) termination statements, mortgage releases, releases of assignments of leases and rents, and other instruments, in each case in proper form for recording or filing, as the Administrative Agent shall have requested to release and terminate of record the Liens securing such Indebtedness.

ARTICLE V

Affirmative Covenants

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of its Subsidiaries to:

SECTION 5.01     Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and (to the extent the concept is applicable in such jurisdiction) good standing under the legal requirements of the jurisdiction of its formation, except as otherwise expressly permitted under Section 6.05, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)     Qualify and remain qualified as a foreign entity in each jurisdiction in which qualification is necessary in view of its business and operations or the ownership of its properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)     Do or cause to be done all things necessary to obtain, preserve, renew, extend, maintain and keep in full force and effect the rights, privileges, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply in all material respects with all applicable laws, rules, regulations, decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure do so could not reasonably be expected to have a Material Adverse Effect; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02     Insurance. (a) Maintain insurance with insurance providers that it reasonably considers to be financially sound (including captive insurance companies, or through self insurance), in such amounts, with such deductibles and covering such risks and liabilities are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower and its Subsidiaries operate.

(b)     Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement or name the Administrative Agent as loss payee as their interests may appear, in form and substance reasonably satisfactory to the Administrative Agent, which endorsement shall provide that, from and after the Effective Date, if the insurance carrier shall have received written notice from the Administrative Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the applicable Loan Party under such policies directly to the Administrative Agent; deliver original or certified copies of all such policies to the Administrative Agent; cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ (or such shorter period as acceptable to the Administrative Agent) prior written notice thereof by the insurer to the Administrative Agent (giving the Administrative Agent the right to cure defaults in the payment of premiums), or (ii) for any other reason upon not less than 30 days’ (or such shorter period as acceptable to the Administrative Agent) prior written notice thereof by the insurer to the Administrative Agent; deliver to the Administrative Agent, evidence of the insurance maintained pursuant to paragraph (a) above; cause all liability insurance policies maintained by any Loan Party to name the Administrative Agent as an additional insured.

SECTION 5.03     Obligations and Taxes. Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such obligation Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower or Subsidiary shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien.

SECTION 5.04     Financial Statements, Reports, etc. Furnish to the Administrative Agent and, in the case of Section 5.04(f) or (g), the applicable Lender:

(a)     within five Business Days after the date in each fiscal year on which the Borrower is required to file its Annual Report on Form 10-K with the SEC (or would be required if the Borrower is no longer required to file regular and periodic reports with the SEC), in each case without giving effect to any extension thereof, the audited consolidated balance sheet and related consolidated statements of income, stockholders’ equity and comprehensive income and cash flows of the Borrower and its Subsidiaries, showing its consolidated financial condition as of the close of such fiscal year and the results of its operations and the operations of its consolidated Subsidiaries during such year and setting forth in each case in comparative form the figures for the previous fiscal year, audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b)     within five Business Days after each date in each fiscal year on which the Borrower is required to file a Quarterly Report on Form 10-Q with the SEC (or would be required if the Borrower is no longer required to file regular and periodic reports with the SEC), in each case without giving effect to any extension thereof, the unaudited consolidated balance sheets and related condensed statements of operations and cash flows of the Borrower and its Subsidiaries, showing its consolidated financial condition as of the close of such fiscal quarter and the results of its operations and the operations of its consolidated Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year and setting forth in each case in comparative form the figures for the corresponding period in the previous fiscal year, all certified by one of its Financial Officers as fairly presenting in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c)     concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate in the form of Exhibit I (a “Compliance Certificate”) of a Financial Officer (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in detail reasonably satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.10 and 6.11;

(d)     promptly upon receipt thereof, copies of any audit or other reports delivered to the board of directors of the Borrower (or the audit committee of such board) by an independent registered public accounting firm in connection with such firm’s audit of the consolidated financial statements of the Borrower if such reports identify material weaknesses in internal controls over financial reporting of the Borrower;

(e)     promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials (other than filings under Section 16 of the Securities Exchange Act of 1934) filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be, and all press releases;

(f)     promptly, following a request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; and

(g)     promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant this Section 5.04 may be delivered electronically and, in the case of Sections 5.04(a), (b) or (e) shall be deemed to have been delivered if such documents, or one or more annual, quarterly or other reports or filings containing such documents (including, in the case of certifications required pursuant to Section 5.04(b), the certifications accompanying any such quarterly report pursuant to Section 302 of the Sarbanes-Oxley Act of 2002), (i) shall have been posted or provided a link to on the Borrower’s website on the Internet at www.oilstatesintl.com, (ii) shall be available on the website of the SEC at http://www.sec.gov or (iii) shall have been posted on the Borrower’s behalf on SyndTrak or another website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). No Administrative Agent shall have an obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that the Administrative Agent will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on SyndTrak or another similar electronic system (the “Platform”).

SECTION 5.05     Litigation and Other Notices. Upon obtaining knowledge thereof, furnish to the Administrative Agent prompt written notice of the following:

(a)     any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)     the filing or commencement of any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect;

(c)     the occurrence of any ERISA Event that, alone or together with any other such events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d)     a copy of any form of written notice, summons, material correspondence or citation received from any Governmental Authority or any other person, (i) concerning material violations or alleged violations of Environmental Laws, which seeks or threatens to impose liability on the Borrower or its Subsidiaries therefor, (ii) alleging liability for any material action or omission on the part of the Borrower or any of its Subsidiaries in connection with any Release of Hazardous Material, (iii) providing any written notice of potential responsibility or liability under any Environmental Law, or (iv) concerning the filing of a Lien other than a Permitted Lien upon, against or in connection with the Borrower or any of its Subsidiaries, or any of their leased or owned material property, wherever located, in each of cases (i) through (iv) that, individually or in the aggregate, could reasonably be expected to result in a liability (to the extent not covered by insurance) of the Borrower or any of its Subsidiaries in an aggregate amount exceeding $25,000,000; or

(e)     any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 5.06     Information Regarding Collateral. Furnish to the Administrative Agent prompt (and in any event within 30 days) written notice (a) of any change in the legal name, corporate structure, jurisdiction of organization or formation or organizational identification number within thirty (30) days after the occurrence thereof; and (b) if any material portion of the Collateral is expropriated, damaged or destroyed.

SECTION 5.07     Maintaining Records; Access to Properties and Inspections. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of the Borrower or any Subsidiary and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of the Borrower or any Subsidiary with the officers thereof and independent accountants therefor, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the applicable Loan Party or Subsidiary; provided that the Loan Parties shall be responsible for such expenses not more than one (1) time per year unless an Event of Default has occurred and is continuing, in which case the Loan Parties shall be responsible for all such expenses.

SECTION 5.08     Use of Proceeds. Use the proceeds of the Loans and request the issuance of Letters of Credit and use the proceeds thereof only for the purposes set forth in Section 3.13 and not in violation of Section 3.11 or 3.23. The Borrower will not, directly or indirectly, use the proceeds of the Loans or Letters of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person, (i) for the purpose of funding any activities or business of or with any person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any person (including any person participating in the Loans or Letters of Credit).

SECTION 5.09     Further Assurances. At its sole cost and expense, (a) execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements) that may be required under applicable law, or that the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents.

(b)     Cause any subsequently acquired or organized Domestic Subsidiary (other than a Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary or FSHCO) that is a Material Subsidiary or any Domestic Subsidiary that was not a Material Subsidiary that subsequently becomes a Material Subsidiary, to execute a supplement making it a party to the Guarantee Agreement and each applicable Security Document in favor of the Administrative Agent, in each case within thirty (30) days (or such longer period as may be agreed to by the Administrative Agent) after such acquisition, organization or change in status.

(c)     From time to time, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of their respective personal property located within the United States as the Administrative Agent shall designate (it being understood that it is the intent of the parties that the Obligations of the Borrower shall be secured by substantially all the material personal property of the Borrower and the Guarantors located in the United States (including 100% of the Equity Interests of Material Subsidiaries that are Domestic Subsidiaries (other than a Domestic Subsidiary that is a Subsidiary of a voting Foreign Subsidiary or a FSHCO), but excluding any Equity Interests in excess of 65% of each class of the Equity Interests in (i) Material Subsidiaries that are first-tier Foreign Subsidiaries and that are directly owned by the Borrower or any Domestic Subsidiary thereof or (ii) any FSHCO). Such security interests and Liens will be created under the Security Documents and other security agreements, instruments and documents in form and substance reasonably satisfactory to the Administrative Agent, and the Borrower shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions and lien searches) as the Administrative Agent shall reasonably request to evidence compliance with this Section. The Borrower agrees to provide such evidence as the Administrative Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien. Notwithstanding the foregoing, the parties agree that (i) recordings in the United States Patent and Trademark Office and the United States Copyright Office will not be required with respect to registered trademarks, trademark applications and copyrights of any Loan Party and (ii) the collateral for the Facilities shall exclude any property or assets the granting of a Lien on which would result in adverse federal income tax consequences to the Borrower or any Subsidiary.

ARTICLE VI

Negative Covenants

The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, nor will it cause or permit any of its Subsidiaries to:

SECTION 6.01     Indebtedness. On or after the Effective Date, incur, create, assume or permit to exist any Indebtedness, except:

(a)     Indebtedness existing on the date hereof and set forth in Schedule 6.01, and any extensions, renewals or replacements of such Indebtedness to the extent the principal amount of such Indebtedness is not increased, neither the final maturity nor the weighted average life to maturity of such Indebtedness is decreased, such Indebtedness, if subordinated to the Obligations, remains so subordinated on terms not less favorable to the Lenders and the original obligors in respect of such Indebtedness remain the only obligors thereon;

(b)     Indebtedness created hereunder and under the other Loan Documents;

(c)     intercompany Indebtedness of the Borrower and the Subsidiaries to the extent permitted by Sections 6.04(a), (f), (l) and (m);

(d)     Indebtedness under bid bonds, labor and materials payment bonds, performance bonds and similar bonds or bank guarantees or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business;

(e)     unsecured Indebtedness of the Borrower and guarantees thereof by the Guarantors; provided that, as of the date of incurrence, the Borrower would be in compliance with the covenants set forth in Sections 6.10 and 6.11 as of the most recently completed period of four consecutive fiscal quarters ending prior to such transaction for which the financial statements required by Section 5.04(a) or 5.04(b) have been delivered or for which comparable financial statements have been filed with the SEC, after giving pro forma effect (using the criteria therefor described in Section 6.04(i)) to such transaction as if such transaction had occurred as of the first day of such period;

(f)     secured Indebtedness of the Borrower and guarantees thereof by the Guarantors not otherwise permitted under this Section 6.01; provided that, as of the date of incurrence, (i) the Liens securing such Debt are permitted under Section 6.02(m) and (ii) the Borrower would be in compliance with the covenants set forth in Sections 6.10 and 6.11 as of the most recently completed period of four consecutive fiscal quarters ending prior to such transaction for which the financial statements required by Section 5.04(a) or 5.04(b) have been delivered or for which comparable financial statements have been filed with the SEC, after giving pro forma effect (using the criteria therefor described in Section 6.04(i)) to such transaction as if such transaction had occurred as of the first day of such period; and

(g)     Indebtedness of the Domestic Subsidiaries and guaranties thereunder by the Borrower in an aggregate principal amount (together with the outstanding principal amount of Indebtedness of Foreign Subsidiaries and FSHCOs permitted under clause (h)) not to exceed when incurred 10% of the Borrower’s Consolidated Net Worth calculated as of the most recent fiscal quarter for which financial statements are available; and

(h)     Indebtedness of the Borrower’s Foreign Subsidiaries and FSHCOs in an aggregate principal amount not to exceed when incurred the greater of (i) $75,000,000 and (ii) 7.5% of the Borrower’s Consolidated Net Worth calculated as of the most recent fiscal quarter for which financial statements are available.

SECTION 6.02     Liens. On or after the Effective Date, create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a)     Liens existing on the Effective Date and set forth in Schedule 6.02; provided that such Liens shall secure only those obligations which they secure on the date hereof and extensions, renewals and replacements thereof permitted hereunder;

(b)     any Lien created under the Loan Documents;

(c)     Liens for taxes not yet due or which are being contested in compliance with Section 5.03;

(d)     carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in compliance with Section 5.03;

(e)     Liens (other than any Lien imposed by ERISA), pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(f)     deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (including Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)     zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of the Subsidiaries;

(h)     Liens arising out of judgments or awards in respect of which the Borrower or any of the Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings; provided that the aggregate amount of all such judgments or awards (and any cash and the fair market value of any property subject to such Liens) does not exceed $10,000,000 at any time outstanding;

(i)     Liens or cash or securities in favor of a trustee or paying agent under an indenture for either series of the Existing Senior Notes deposited by the Borrower to effect the Tender Offer for such series;

(j)     [Reserved];

(k)     purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01, (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 90 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed 90% of the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of the Borrower or any Subsidiary;

(l)     [Reserved]; and

(m)     Liens securing Indebtedness and not otherwise permitted under this Section 6.02; provided that the aggregate principal amount of all Debt secured by such Liens does not exceed 7.5% of the Borrower’s Consolidated Net Worth calculated on the date of incurrence as of the most recent fiscal quarter for which financial statements are available; provided, that no Lien permitted under this clause shall extend to or cover any Collateral or any Equity Interests in a Foreign Subsidiary.

SECTION 6.03     Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless the Indebtedness or Liens arising therefrom, if any, are permitted by Section 6.01 and 6.02, respectively.

SECTION 6.04     Investments, Loans and Advances. Purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other person (referred to herein as an “Investment”), except:

(a)     Investments of the Borrower and its Subsidiaries in existence on the Effective Date and set forth on Schedule 6.04;

(b)     Permitted Investments;

(c)     accounts receivable owing to the Borrower or any of the Subsidiaries arising from sales of inventory or the provision of services in the ordinary course of business;

(d)     advances to directors, officers and employees of the Borrower or any of the Subsidiaries to meet expenses incurred by such directors, officers and employees in the ordinary course of business, in an aggregate amount not to exceed $5,000,000 at any time outstanding;

(e)     securities of any customer of the Borrower or any Subsidiary received in lieu of cash payment, if the Borrower reasonably deems such customer to be in a reorganization or unable to make a timely cash payment on Indebtedness of such customer owing to it, provided that the Borrower or such Subsidiary, as the case may be, has paid no new consideration (other than forgiveness of Indebtedness) therefor;

(f)     Investments of a Loan Party in or to another Loan Party;

(g)     [Reserved];

(h)     the Borrower may enter into Hedging Agreements to the extent permitted by Section 6.12;

(i)     the Borrower and its Subsidiaries may acquire all or substantially all the assets of a person or line of business of such person, or Equity Interests of a person that would become a wholly owned Subsidiary (in each case referred to herein as the “Acquired Entity”); provided that (any acquisition of an Acquired Entity meeting all the criteria of this Section 6.04(i) being referred to herein as a “Permitted Acquisition”) at the time of such transaction:

(i)     both before and after giving effect thereto, no Event of Default or Default shall have occurred and be continuing;

(ii)     the Borrower would be in compliance with the covenants set forth in Sections 6.10 and 6.11 as of the most recently completed period of four consecutive fiscal quarters ending prior to such transaction for which the financial statements required by Section 5.04(a) or 5.04(b) have been delivered or for which comparable financial statements have been filed with the SEC, after giving pro forma effect to such transaction and to any other event occurring during or after such period as to which pro forma recalculation is appropriate (including any Asset Sale and any other transaction described in this Section 6.04(i) occurring during or after such period) as if such transaction had occurred as of the first day of such period;

(iii)     if the Acquired Entity is a foreign Person, such acquisition is within the limitations of Section 6.04(m); and

(iv)     after giving effect to such acquisition, there must be at least $25,000,000 of the Total Commitment unused and available;

provided, however that all pro forma calculations required to be made pursuant to this Section 6.04(i) shall (A) include only those adjustments that would be permitted or required by Regulation S-X under the Securities Act of 1933, as amended and (B) be certified to by a Financial Officer as having been prepared in good faith based upon reasonable assumptions;

(j)     Investments consisting of non-cash proceeds of Asset Sales;

(k)     [Reserved];

(l)     Investments by a Subsidiary that is not a Loan Party in or to a Loan Party; and

(m)     other Investments, without duplication, in an aggregate amount (valued at cost or outstanding principal amount, as the case may be) not greater than 15% of the Borrower’s Consolidated Net Worth calculated on the date of such Investment as of the most recent fiscal quarter for which financial statements are available;

provided, that, no Investment in or acquisition of any Foreign Subsidiary or FSHCO shall be made after the Effective Date if as of the date such Investment is made hereunder: (x) a Default under Section 7.01(b), (c), (g) or (h) or Event of Default exists or would immediately result therefrom, or (y) immediately after giving effect to each such Investment or acquisition, Liquidity is equal to or greater than $100,000,000.

SECTION 6.05     Mergers, Consolidations, Sales of Assets and Acquisitions. (a) Merge, amalgamate or consolidate with or into any other person, or permit any other person to merge, amalgamate or consolidate with or into it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) as part of any Asset Sale all or substantially all of the assets of a Loan Party (whether now owned or hereafter acquired) or less than all or substantially all of the Equity Interests of any Loan Party (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that (a) the Borrower may merge, amalgamate or consolidate with any person provided that (i) no Change in Control occurs, (ii) immediately after giving effect to any such proposed transaction, no Default or Event of Default would exist, and (iii) the Borrower is the surviving entity, (b) the Borrower may merge or amalgamate with any of its wholly owned Subsidiaries, provided that immediately after giving effect to any such proposed transaction no Default would exist and the Borrower is the surviving entity, (c) any Subsidiary may merge into or consolidate with any other wholly owned Subsidiary (or, in order to consummate a Permitted Acquisition, any other person) in a transaction in which the surviving entity is a wholly owned Subsidiary and (except in the case of Permitted Acquisitions) no person other than the Borrower or a wholly owned Subsidiary receives any consideration, provided that (i) the requirements of Section 6.04(i) are met with respect to such merger described in this clause (c) and (ii) if any such merger described in this clause (c) shall involve a Loan Party, the surviving entity of such merger shall be or become a Loan Party, (d) any Subsidiary of the Borrower may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (e) the Borrower may consummate the Spin-Off.

(b)     Engage in any Asset Sale not otherwise permitted under paragraph (a) above unless (i) such consideration is at least equal to the fair market value of the assets being sold, transferred, leased or disposed of, and (ii) the fair market value of all assets sold, transferred, leased or disposed of pursuant to this paragraph (b) after the Effective Date shall not exceed 15% of Consolidated Net Worth calculated on the date of incurrence as of the most recent fiscal quarter for which financial statements are available in the aggregate.

SECTION 6.06     Restricted Payments; Restrictive Agreements. (a) Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent or otherwise) to do so; provided, however, that (i) any Subsidiary may declare and pay dividends or make other distributions ratably to its equity holders of a given class, (ii) so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, the Borrower may repurchase its Equity Interests owned by employees of the Borrower or the Subsidiaries or make payments to employees of the Borrower or the Subsidiaries upon termination of employment in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans or in connection with the death or disability of such employees in an aggregate amount not to exceed $10,000,000 in any fiscal year, (iii) the Borrower may declare and pay a dividend of all of the issued and outstanding shares of common stock of Civeo to effect the Spin-Off and (iv) so long as (A) no Event of Default or Default shall have occurred and be continuing or result therefrom, (B) at least $25,000,000 of the Total Commitment is unused and available after giving effect to such Restricted Payment, and (C) the Borrower would be in compliance with the covenants set forth in Sections 6.10 and 6.11 as of the most recently completed period of four consecutive fiscal quarters ending prior to such transaction for which the financial statements required by Section 5.04(a) or 5.04(b) have been delivered or for which comparable financial statements have been filed with the SEC, after giving pro forma effect (using the criteria therefor described in Section 6.04(i)) to such transaction and to any other event occurring during or after such period as to which pro forma recalculation is appropriate as if such transaction had occurred as of the first day of such period, the Borrower may make Restricted Payments in any amount.

(b)     Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets in favor of the Administrative Agent or any successor thereto hereunder or under any agreement that replaces or refinances this Agreement, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (C) the foregoing shall not apply to restrictions and conditions imposed on any Foreign Subsidiary by the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder, (D) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (E) clause (i) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.07     Transactions with Affiliates. Except for transactions by or among Loan Parties, transactions entered into with Excluded Subsidiaries in connection with the Spin-Off and transactions expressly permitted under this Agreement, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that the Borrower or any Subsidiary may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties.

SECTION 6.08     Business of the Borrower and Subsidiaries. Engage at any time in any business or business activity other than providing products and services to the energy industry and business activities reasonably incidental thereto.

SECTION 6.09     Other Indebtedness and Agreements. (a) Permit any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any Material Indebtedness of the Borrower or any of the Subsidiaries is outstanding if the effect of such waiver, supplement, modification, amendment, termination or release would increase the interest rate thereon, shorten the final maturity or the average life thereof or cause an Event of Default; provided that the Borrower may effect the Tender Offers and enter into amendments of the corresponding indentures to remove certain covenants, including the restricted payments covenant, and/or legal defeasance of the Existing Senior Notes.

(b)     Make any distribution, whether in cash, property, securities or a combination thereof, other than regular scheduled payments of principal and interest as and when due (to the extent not prohibited by applicable subordination provisions), in respect of, or pay, or offer or commit to pay, or directly or indirectly (including pursuant to any Synthetic Purchase Agreement) redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any Subordinated Indebtedness, except (i) to the extent the Borrower could make a Restricted Payment pursuant to Section 6.06(a) or (ii) to the extent any Subordinated Indebtedness is repaid with the proceeds of a refinancing of such Subordinated Indebtedness permitted under Section 6.01(a) or Section 6.01(e).

SECTION 6.10     Interest Coverage Ratio. Permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower, in each case taken as one accounting period, to be less than 3.0 to 1.0 for each fiscal quarter ending on or after June 30, 2014.

SECTION 6.11     Maximum Leverage Ratio. Permit the Leverage Ratio for any period of four consecutive fiscal quarters of the Borrower, in each case taken as one accounting period, to be greater than 3.25 to 1.0 for each fiscal quarter ending on or after June 30, 2014.

SECTION 6.12     Hedging Agreements. Enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

ARTICLE VII

Events of Default

SECTION 7.01     Events of Default. In case of the happening of any of the following events (“Events of Default”):

(a)     any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished; provided that to the extent that any representation or warranty is qualified as to “Material Adverse Effect” or otherwise as to “materiality”, such representation and warranty shall prove to be incorrect in any respect when made or deemed to be made;

(b)     default shall be made in the payment in the applicable currency of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)     default shall be made in the payment in the applicable currency of any interest on any Loan or any Fee or L/C Disbursement or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(d)     default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(a), 5.05(a), 5.08, or in Article VI;

(e)     default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in Section 7.01(b), (c) or (d)) and such default shall continue unremedied for a period of 30 days after the earlier of (i) notice thereof from the Administrative Agent or any Lender to the Borrower or (ii) any Responsible Officer of the Borrower obtains actual knowledge thereof;

(f)     (i) the Borrower or any Material Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable, or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(g)     an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Material Subsidiary, or of a substantial part of the property or assets of the Borrower or any Material Subsidiary, under any Insolvency Law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of the property or assets of the Borrower or any Material Subsidiary or (iii) the winding-up or liquidation of the Borrower or any Material Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)     the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under any Insolvency Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of the property or assets of the Borrower or any Material Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i)     one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 (to the extent not covered by insurance) shall be rendered against the Borrower or any Material Subsidiary thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Material Subsidiary to enforce any such judgment;

(j)     an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of the Borrower and its ERISA Affiliates in an aggregate amount exceeding $25,000,000;

(k)     any Guarantee under any Guarantee Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Loan Party shall deny in writing that it has any further liability under its Guarantee Agreement (other than as a result of the discharge of such Loan Party in accordance with the terms of the Loan Documents);

(l)     any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby having an estimated market value in excess of $2,500,000, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates representing securities pledged under the Pledge Agreement; or

(m)     there shall have occurred a Change in Control.

SECTION 7.02     Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to Section 7.01(g) or (h)) shall have occurred and be continuing, then, and in any such event:

(a)     the Administrative Agent (i) shall at the request, or may, with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments and the obligation of each Lender and the Issuing Banks to make extensions of credit hereunder, including making Loans and issuing Letters of Credit, to be terminated, whereupon the same shall forthwith terminate, and/or (ii) shall at the request, or may, with the consent, of the Required Lenders, by notice to the Borrower, declare all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;

(b)     the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Required Lenders, Cash Collateralize the Letters of Credit in accordance with Section 2.21(k); and

(c)     the Administrative Agent shall at the request of, or may with the consent of, the Required Lenders proceed to enforce its rights and remedies under the Security Documents, this Agreement, and any other Loan Document for the ratable benefit of the Lenders by appropriate proceedings.

SECTION 7.03     Automatic Acceleration of Maturity. If any Event of Default pursuant to Section 7.01(g) or (h) shall occur:

(a)     (i) the Commitment and the obligation of each Lender and the Issuing Bank to make extensions of credit hereunder, including making Loans and issuing Letters of Credit, shall terminate, and (ii) all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement and the other Loan Documents shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;

(b)     the Borrower shall Cash Collateralize the Letters of Credit in accordance with Section 2.21(k); and

(c)     the Administrative Agent shall at the request of, or may with the consent of, the Required Lenders proceed to enforce its rights and remedies under the Security Documents, this Agreement, and any other Loan Document for the ratable benefit of the Lenders by appropriate proceedings.

SECTION 7.04     Non-exclusivity of Remedies. No remedy conferred upon the Administrative Agent, the Issuing Banks and the Lenders is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.

SECTION 7.05     Application of Proceeds. From and during the continuance of any Event of Default, any monies or property actually received by the Administrative Agent pursuant to this Agreement or any other Loan Document, the exercise of any rights or remedies under any Security Document or any other agreement with any Loan Party which secures any of the Obligations, shall be applied in the following order:

(a)     First, to payment of the reasonable expenses, liabilities, losses, costs, duties, fees, charges or other moneys whatsoever (together with interest payable thereon) as may have been paid or incurred in, about or incidental to any sale or other realization of Collateral, including reasonable out-of-pocket expenses and indemnities, in each case for which the Administrative Agent or any Secured Party is to be reimbursed pursuant to this Agreement or any other Loan Document and that are then due and payable;

(b)     Second, to the ratable payment of accrued but unpaid Fees, Commitment Fees, and Issuing Bank Fees owing to the Issuing Banks and the Lenders in respect of the Loans and Letters of Credit under this Agreement;

(c)     Third, to the ratable payment of accrued but unpaid interest on the Loans and any unpaid L/C Disbursements, the L/C Participation Fees and the Issuing Bank Fees then due and payable under this Agreement;

(d)     Fourth, to the ratable payment of all outstanding principal of the Loans, L/C Disbursements, any Banking Services Obligations owing to any Lender or Affiliate thereof, all obligations of the Borrower or its Subsidiaries owing to any Lender or Affiliate thereof party to any Hedging Agreement according to the unpaid termination amounts thereof, if any, then due and payable and to Cash Collateralize the L/C Exposure in accordance with Section 2.21(i);

(e)     Fifth, to the ratable payment of all obligations to Cash Collateralize the L/C Exposure in accordance with Section 2.21(k);

(f)     Sixth, ratably, according to the then unpaid amounts thereof, without preference or priority of any kind among them, to the ratable payment of all other Obligations then due and payable which relate to Loans and Letters of Credit and which are owing to the Administrative Agent, the Issuing Banks and the Lenders;

(g)     Seventh, to the ratable payment of any other outstanding Obligations then due and payable; and

(h)     Eighth, any excess after payment in full of all Obligations shall be paid to the Borrower or any other Loan Party as appropriate or to such other person who may be lawfully entitled to receive such excess.

Notwithstanding the foregoing, (i) Obligations arising under Hedging Agreements or Banking Services with a Lender or an Affiliate thereof shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Lender, and (ii) payments and collections received by the Administrative Agent from any Loan Party that is not a Qualified ECP Guarantor (and any proceeds received in respect of such Loan Party’s Collateral (as defined in the Security Agreement)) shall not be applied to Excluded Swap Obligations with respect to any Loan Party, provided, however, that the Administrative Agent shall make such adjustments as it determines are appropriate with respect to payments and collections received from the other Loan Parties (or proceeds received in respect of such other Loan Parties’ Collateral) to preserve, as nearly as possible, the allocation to Obligations otherwise set forth above in this Section 7.05 (assuming that, solely for purposes of such adjustments, the Obligations incudes Excluded Swap Obligations), and provided, further, that for purposes of this Section 7.05, the “principal amount” of the obligations in respect of Hedging Agreements at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Hedging Agreements were terminated at such time.

ARTICLE VIII

The Administrative Agent,
the Issuing Banks and the Swing Line Lenders

SECTION 8.01     Appointment and Authority. Each of the Lenders, the Swing Line Lenders and the Issuing Banks hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents. Each of the Lenders, the Swing Line Lenders and the Issuing Banks authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and no Loan Party shall have rights as a third party beneficiary of any of such provisions. Each of the Secured Parties hereby acknowledges and confirms their agreement that the Administrative Agent is subject to certain Security Documents as trustee for and on behalf of the Lenders or the terms of the declaration of trust and other terms and conditions set forth in the applicable Security Documents.

SECTION 8.02     Rights as a Lender. The person serving as the Administrative Agent or an Issuing Bank or a Swing Line Lender hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, an Issuing Bank or a Swing Line Lender and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the person serving as the Administrative Agent, an Issuing Bank or a Swing Line Lender hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such person were not the Administrative Agent, an Issuing Bank or a Swing Line Lender hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03     Exculpatory Provisions. None of the Administrative Agent, Issuing Banks or the Swing Line Lenders shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, neither the Administrative Agent nor any Issuing Bank:

(a)     shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)     shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent, such Issuing Bank or Swing Line Lender is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative, such Issuing Bank or Swing Line Lender shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent, such Issuing Bank or Swing Line Lender to liability or that is contrary to any Loan Document or legal requirement; and

(c)     shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates or Subsidiaries that is communicated to or obtained by the person serving as the Administrative Agent, Issuing Bank, Swing Line Lender or any of their respective Affiliates in any capacity.

None of the Administrative Agent or the Issuing Banks shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent or such Issuing Bank shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.08) or (ii) in the absence of its own gross negligence or willful misconduct. None of the Administrative Agent, the Issuing Banks and the Swing Line Lenders shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent, such Issuing Bank or Swing Line Lender by the Borrower, a Loan Party, a Lender or an Issuing Bank.

None of the Administrative Agent, Issuing Banks or the Swing Line Lenders shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, such Issuing Bank or Swing Line Lender or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent, such Issuing Bank or Swing Line Lender.

SECTION 8.04     Reliance by the Administrative Agent, the Issuing Banks and the Swing Line Lenders. Each of the Administrative Agent, Issuing Banks and the Swing Line Lenders shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each of the Administrative Agent, the Issuing Banks and the Swing Line Lenders also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent, Issuing Bank or Swing Line Lender may consult with legal counsel (who may be counsel for a Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05     Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by it. The Administrative Agent and any of its sub-agents may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

SECTION 8.06     Resignation of the Administrative Agent or a Swing Line Lender.

(a)     The Administrative Agent may resign at any time by giving prior written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five (45) days after the retiring Administrative Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent, which shall be a financial institution with an office in New York City. If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty (30) days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If the Administrative Agent has resigned and no successor Administrative Agent has been appointed, the Required Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Required Lenders until such successor Administrative Agent shall have been appointed as provided herein. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment or, in the case of a successor Administrative Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Security Documents, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may reasonably request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent. Upon the effectiveness of the resignation of the Administrative Agent, the resigning Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of the Administrative Agent, the provisions of this Article VIII shall continue in effect for the benefit of the Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.

(b)     Any resignation by Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Bank and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swing Line Lender, (b) the retiring Issuing Bank and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

SECTION 8.07     Non-Reliance on Administrative Agent and Other Lenders; Certain Acknowledgments.

(a)     Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. In this regard, each party hereto acknowledges that Bracewell & Giuliani LLP is acting in this transaction as special counsel to the Administrative Agent only. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

(b)     Each Lender shall be deemed by delivering its signature page to this Agreement and making any Loan on the Effective Date to have consented to, approved or accepted each Loan Document and each other document or other matter referred to in Section 4.01 or 4.02 required to be consented to or approved by or acceptable or satisfactory to the Administrative Agent, the Lead Arranger or the Lenders and to have been satisfied with the satisfaction of all other conditions precedent required to be satisfied under Section 4.01 or 4.02.

SECTION 8.08     Indemnification. The Lenders severally agree to indemnify upon demand the Administrative Agent, the Issuing Banks, the Swing Line Lenders and each Related Party of any of the foregoing (to the extent not reimbursed by the Loan Parties), according to their respective ratable shares, and hold harmless such Indemnitee from and against any and all Indemnified Liabilities in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of any Related Party; provided, however, that no Lender shall be liable for (a) the payment to any Indemnitee for any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s own gross negligence or willful misconduct and (b) claims made or legal proceedings commenced against such Indemnitee by any security holder or creditor thereof arising out of and based on rights afforded any such security holder or creditor solely in its capacity as such; provided further, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent, the Issuing Banks, the Swing Line Lenders and each Related Party promptly upon demand for its ratable share of any out-of-pocket expenses (including all fees, expenses and disbursements of any law firm or other external counsel) incurred by the Administrative Agent, an Issuing Bank or a Swing Line Lender in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document, to the extent that the Administrative Agent, such Issuing Bank or Swing Line Lender is not reimbursed for such by the Loan Parties. The undertaking in this Section shall survive termination of the Commitments, the payment of all other Obligations and the resignation of the Administrative Agent, such Issuing Bank or Swing Line Lender.

SECTION 8.09     Collateral and Guaranty Matters.

(a)     Each Lender (as a Lender and in its capacity as a potential provider of Banking Services or potential counterparty to a Hedging Agreement) and each other Secured Party (by their acceptance of the benefits of any Lien encumbering Collateral) acknowledges and agrees that the Administrative Agent has entered into the Security Documents on behalf of itself and the Secured Parties, and the Secured Parties hereby agree to be bound by the terms of such Security Documents, acknowledge receipt of copies of such Security Documents and consent to the rights, powers, remedies, indemnities and exculpations given to the Administrative Agent thereunder. All rights, powers and remedies available to the Administrative Agent and the Secured Parties with respect to the Collateral, or otherwise pursuant to the Security Documents, shall be subject to the provisions of such Security Documents.

(b)     Each Lender (as a Lender and in its capacity as a potential provider of Banking Services or potential counterparty to a Hedging Agreement) and each other Secured Party (by their acceptance of the benefits of any Lien encumbering Collateral) hereby authorizes the Administrative Agent, at its option and in its discretion, without the necessity of any notice to or further consent from the Secured Parties:

(i)     to release any Lien on any property granted to or held by the Administrative Agent under any Security Document (i) as provided in Section 6.03, Section 6.05, Section 9.20 or any Security Document or (ii) subject to Section 9.08, if approved, authorized or ratified in writing by the Required Lenders;

(ii)     to take any actions with respect to any Collateral or Security Documents which may be necessary to perfect and maintain a first priority security interest in and Liens upon the Collateral granted pursuant to the Security Documents;

(iii)     to take any action in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Loan Documents or applicable law; and

(iv)     to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.01(d), 6.01(f), or 6.01(h).

(c)     Upon the request of the Administrative Agent at any time, the Secured Parties will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 8.09.

(d)     Each Loan Party hereby irrevocably appoints the Administrative Agent as such Loan Party’s attorney-in-fact, with full authority to, after the occurrence and during the continuance of an Event of Default, act for such Loan Party and in the name of such Loan Party to, in the Administrative Agent’s discretion upon the occurrence and during the continuance of an Event of Default, (i) file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of such Loan Party where permitted by law, (ii) to receive, endorse, and collect any drafts or other instruments, documents, and chattel paper which are part of the Collateral, (iii) to ask, demand, collect, sue for, recover, compromise, receive, and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral, (iv) to file any claims or take any action or institute any proceedings which the Administrative Agent may reasonably deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Administrative Agent with respect to any of the Collateral and (v) if any Loan Party fails to perform any covenant contained in this Agreement or the other Security Documents relating to the Collateral after the expiration of any applicable grace periods, the Administrative Agent may itself perform, or cause performance of, such covenant, and such Loan Party shall pay for the expenses of the Administrative Agent incurred in connection therewith in accordance with Section 9.05. The power of attorney granted hereby is coupled with an interest and is irrevocable.

(e)     The powers conferred on the Administrative Agent under this Agreement and the other Security Documents are solely to protect its respective interests in the Collateral and shall not impose any duty upon it to exercise any such powers. Beyond the safe custody thereof, the Administrative Agent and each Secured Party shall have no duty with respect to any Collateral in its possession or control (or in the possession or control of any agent or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property. None of the Administrative Agent, any Lender or any other Secured Party shall be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee, broker or other agent or bailee selected by the Borrower or selected by the Administrative Agent in good faith.

SECTION 8.10     No Other Duties, etc. Anything herein to the contrary notwithstanding, the Syndication Agent, Documentation Agent, the Sole Lead Arranger and the Sole Bookrunner listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank.

SECTION 8.11     Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Insolvency Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Disbursements and all other Obligations (other than obligations of the Borrower or its Subsidiaries owing to any Lender or Affiliate thereof party to any Hedging Agreement or any Banking Services Obligations) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.05 and 9.08) allowed in such judicial proceeding; and

(b)     to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable expenses, disbursements and advances of the Administrative Agent, and any other amounts due to the Administrative Agent under Sections 2.05 and 9.08.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank or in any such proceeding.

ARTICLE IX

Miscellaneous

SECTION 9.01     Notices.

(a)     Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), notices and other communications provided for herein or (except as otherwise provided therein) any other Loan Document shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i)     if to the Borrower, to it at Three Allen Center, 333 Clay Street, Suite 4620, Houston, Texas 77002, Attention of Chief Financial Officer (Fax No. (713) 652-0499);

(ii)     if to the Administrative Agent, to Wells Fargo Bank, N.A., at 1525 West WT Harris Boulevard, Charlotte, North Carolina 28262, Attention: Syndication Agency Services (Fax No. (704) 715-0017), with a copy to Wells Fargo Bank, N.A., at 1000 Louisiana Street, Houston, Texas 77002, Attention: Eric Hollingsworth (Fax No. (713) 739-1087); and

(iii)     if to a Lender or an Issuing Bank, to it at its address (or fax number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b). Any party may change its address for notices by giving notice of such change to each party in accordance with this Section 9.01; provided that, any Lender shall be required only to provide notice of such change to the Borrower and the Administrative Agent.

(b)     Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)     Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(d)     The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any Issuing Bank or any other person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of the Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any Issuing Bank or any other person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e)     Reliance by Administrative Agent, Issuing Banks and Lenders. Each of the Administrative Agent, Issuing Banks and the Lenders shall be entitled to rely and act upon any notices (including telephonic and electronically communicated (e-mailed) Borrowing Requests) purportedly given by or on behalf of a Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the Issuing Banks, each Lender and their Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Administrative Agent, any Issuing Bank or Lender may be recorded by the Administrative Agent, such Issuing Bank or Lender, and each of the parties hereto hereby consents to such recording.

SECTION 9.02     Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Banks and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Banks, regardless of any investigation made by the Lenders or the Issuing Banks or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.13, 2.15, 2.19, 9.05 and 9.16 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Lender or any Issuing Bank.

SECTION 9.03     Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

SECTION 9.04     Successors and Assigns.

(a)     Generally. The terms and provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder except as expressly permitted hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) or (h) of this Section or (iv) to an SPC in accordance with the provisions of paragraph (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)     Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments (including, for purposes of this Section 9.04(b), participations in Letters of Credit and Swing Line Loans) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)     Minimum Amounts.

(A)      in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or the Loans at the time owing to it hereunder or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)     in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)     Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans.

(iii)     Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)     the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a person that is not a Lender, an Affiliate of such Lender or any Approved Fund with respect to such Lender, provided that no such consent shall be required if an Event of Default shall have occurred and is continuing, and further, provided that the Borrower shall be deemed to consent to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof;

(B)     the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C)     the consent of each Issuing Bank (such consent not to be unreasonably withheld or delayed); and

(D)     the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed).

(iv)     Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and provided, further, that only one such fee shall be payable in the event of contemporaneous assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group). The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)     No Assignment to the Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi)     No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii)     Defaulting Lenders. No assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any person who, upon becoming a Lender hereunder, would constitute any of the foregoing persons.

Upon such execution, delivery, acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, (A) the Eligible Assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) such assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11, 2.13, and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c)     Register. The Administrative Agent shall maintain at its applicable lending office a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and each of the Loan Parties, the Administrative Agent, the Issuing Banks, and the Lenders may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)     Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s or a Defaulting Lender’s Affiliates or subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s L/C Exposure and participation in Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 9.08 that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14, 2.19 and 9.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.17 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) or each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters or credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. The Borrower hereby agrees that each Lender acting as its agent solely for the purpose set forth above in this clause (d), shall not subject such Lender to any fiduciary or other implied duties, all of which are hereby waived by the Borrower.

(e)     A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.19 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.19(e) and Section 2.19(f) as though it were a Lender.

(f)     Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)     Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if a SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by a SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h)     Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 9.04, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

SECTION 9.05     Expenses; Indemnity.

(a)     Costs and Expenses. The Borrower agrees to pay (i) all reasonable out-of-pocket expenses incurred by the Lead Arranger, the Administrative Agent, the Issuing Banks and their Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby shall be consummated), and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or Issuing Bank (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or Issuing Bank), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. The foregoing costs and expenses under this Section 9.05 shall include all due diligence, search, filing, recording, title insurance, printing, reproduction, document delivery, travel, CUSIP, electronic platform, communication costs and appraisal charges and fees and Taxes related thereto, and other out-of-pocket expenses reasonably incurred by the Administrative Agent, any Lender or Issuing Bank (including, in connection with any workout or restructuring, the cost of financial advisors and other outside experts retained by the Administrative Agent). All amounts due under this Section 9.05 shall be payable within 30 days after written demand therefore unless such amounts are being contested in good faith by the Borrower. The agreements in this Section shall survive the termination of the Commitments and repayment of all Obligations.

(b)     Indemnification by the Borrower. The Borrower agrees to indemnify the Administrative Agent, each Lender, each Issuing Bank and the Related Parties of any of the foregoing persons, and the successors and assigns of the foregoing (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements but excluding any such loss, claim, damage, liability or expense resulting from a claim or proceeding brought by a Lender against any other Lender (other than the Administrative Agent in its capacity as such), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds of the Loans or issuance of Letters of Credit (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release of Hazardous Materials on any property owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or the Subsidiaries; provided that SUCH INDEMNITY SHALL EXPRESSLY INCLUDE ANY SUCH LOSSES, LIABILITIES, CLAIMS, DAMAGES OR EXPENSE INCURRED BY REASON OF THE PERSON BEING INDEMNIFIED’S OWN NEGLIGENCE but not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or, with respect to any Environmental Liability, to the extent such Indemnitee, after foreclosure or other remedial action, has caused such Environmental Liability. This Section 9.05(b) shall not apply with respect to Taxes other than any Taxes that represent losses, damages, etc. arising from any non-Tax claim.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, NO LOAN PARTY SHALL ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST ANY INDEMNITEE, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREOF. NO INDEMNITEE SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(c)     Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), an Issuing Bank, a Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Applicable Agent (or any such sub-agent), the Applicable Issuing Bank, the Swing Line Lender or such Related Party, as the case may be, such Lender’s Pro Rata Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Applicable Agent (or any such sub-agent), the Applicable Issuing Bank or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Applicable Agent (or any such sub-agent), Applicable Issuing Bank or the Swing Line Lender in connection with such capacity.

(d)     The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Lender or Issuing Bank. All amounts due under this Section 9.05 shall be payable on written demand therefor.

SECTION 9.06     Right of Setoff. If an Event of Default shall have occurred and be continuing, the Administrative Agent, each Lender and Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other Indebtedness (in whatever currency) at any time owing by the Administrative Agent, such Lender or Issuing Bank to or for the credit or the account of the Borrower or any other Loan Party to whom it has made Loans against any of and all the obligations of the Borrower or Loan Party now or hereafter existing under this Agreement and other Loan Documents held by the Administrative Agent, such Lender or Issuing Bank, irrespective of whether or not the Administrative Agent, such Lender or Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such Indebtedness. The rights of the Administrative Agent, each Lender, Issuing Bank and their respective Affiliates under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which the Administrative Agent, such Lender, Issuing Bank or their respective Affiliates may have. The Administrative Agent, each Lender and Issuing Bank agree to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.07     Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08     Waivers; Amendment. (a) No failure or delay of the Administrative Agent, any Lender or any Issuing Bank in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 9.08(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Sections 7.02 and 7.03 for the benefit of all the Secured Parties; provided, however, that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Administrative Agent) hereunder and under the other Loan Documents, (ii) any Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank) hereunder and under the other Loan Documents, (iii) any Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Swing Line Lender) hereunder and under the other Loan Documents, (iv) any Lender from exercising setoff rights in accordance with Section 9.06 (subject to the terms of Section 2.17), or (v) subject to Section 8.11, any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Insolvency Law.

(b)     Any amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Fee Letter or any Letter of Credit Document), and any consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective if the same shall be in writing and signed by the Required Lenders and the Borrower (or by the Administrative Agent (with the prior written consent of the Required Lenders) and the Borrower), provided that such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided further that (x) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing signed by the Administrative Agent and the Borrower to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment, and (y) no amendment, waiver or consent shall:

(i)     extend the Maturity Date of or increase the stated amount of any Commitment of any Lender (or reinstate any Commitment of any Lender terminated pursuant to the terms hereof) without the written consent of each Lender directly affected thereby;

(ii)     postpone any date fixed by this Agreement for any scheduled payment (but not any prepayment) of principal, interest or fees due to any Lender hereunder without the written consent of each Lender directly affected thereby;

(iii)     reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Disbursement or any interest or Fees payable hereunder without the prior written consent of each Lender directly affected thereby (it being understood and agreed that any change in the definition of “Leverage Ratio”, or in the component definitions thereof, shall not constitute a reduction of rate of interest or any interest or Fees payable hereunder); provided, however, that only the consent of the Required Lenders shall be required to waive any obligation of the Borrower to pay default interest pursuant to Section 2.07, including with respect to any amount payable thereunder or in connection therewith;

(iv)     change Section 2.16, Section 2.17(a) or Section 7.05 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender adversely affected thereby;

(v)     change any provision of this Section, or the percentage specified in definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(vi)     provide that the Loans may be made in a currency other than U.S. dollars without the prior written consent of each Lender directly affected thereby;

(vii)     except as expressly permitted hereunder or under any Security Document, release all or substantially all of the value of the guaranties provided by the Guarantors hereunder or all or substantially all of the Collateral without the written consent of each Lender; or

(viii)     amend or modify the protections afforded to an SPC pursuant to the provisions of Section 9.04(g) without the written consent of such SPC,

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, an Issuing Bank or a Swing Line Lender hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, such Issuing Bank or Swing Line Lender, respectively.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder or under any other Loan Document (and any amendment, waiver or consent which by its terms requires the consent of all Lenders, all Lenders or a majority in interest of Lenders hereunder or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lender); provided that any such amendment, waiver or consent referred to in clause (b)(i), (ii) or (iii) above that, but for this sentence, would require the prior written consent of such Defaulting Lender, will continue to require the consent of such Defaulting Lender; and provided further that any such amendment, waiver or consent requiring the consent of all Lenders, such Lender or each affected Lender that by its terms affects any Defaulting Lender more adversely than any other Lender whose consent is so required shall require the consent of such Defaulting Lender.

No Lender or any Affiliate of a Lender shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under Hedging Agreements or Banking Services Obligations.

SECTION 9.09     Interest Rate Limitation. Regardless of any provisions contained in this Agreement or in any other Loan Documents, the Lenders shall never be deemed to have contracted for or be entitled to receive, collect or apply as interest on any Loan or participation in any L/C Disbursement any amount in excess of the maximum lawful rate (the “Maximum Rate”), and in the event any Lender ever receives, collects or applies as interest (whether termed interest herein or deemed to be interest by operation of law or judicial determination) any such excess, or if an acceleration of the maturities of the Loans or if any prepayment by the Borrower results in the Borrower having paid any interest in excess of the Maximum Rate, such amount which would be excessive interest shall be deemed to be a partial prepayment of principal and applied to the reduction of the unpaid principal balance of the Loans for which such excess was received, collected or applied, and, if the principal amount of the Obligations is paid in full, any remaining excess shall forthwith be paid to the Borrower. All sums paid or agreed to be paid to the Lenders for the use, forbearance or detention of the Obligations evidenced by this Agreement shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread, in equal or unequal parts, throughout the full term of such Obligations until payment in full so that the rate or amount of interest on account of such indebtedness does not exceed the Maximum Rate. In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Rate of interest permitted by law, the Borrower and the Lenders shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee or premium, rather than as interest; and (ii) exclude voluntary prepayments and the effect thereof; and (iii) compare the total amount of interest contracted for, charged or received with the total amount of interest which could be contracted for, charged or received throughout the entire contemplated term of the Loans at the Maximum Rate.

SECTION 9.10     Entire Agreement. This Agreement, the other Loan Documents, and the Fee Letter constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

SECTION 9.11     WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN ANY CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12     Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Insolvency Laws, as determined in good faith by the Administrative Agent or Issuing Bank, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 9.13     Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission or by electronic communication (e-mail) shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 9.14     Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15     Jurisdiction; Consent to Service of Process. (a) Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York sitting in the Borough of Manhattan, New York City or of the United States for the Eastern District of such state, and by execution and delivery of this Agreement, the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of those courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, an Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its respective properties in the courts of any jurisdiction.

(b)     The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any such New York state or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)     Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law. The Borrower waives personal service of any summons, complaint or other process, which may be made by any other means permitted by the law of such state.

(d)     Each Loan Party (other than the Borrower) hereby irrevocably appoints the Borrower as its agent to receive on its behalf and on behalf of its property service of copies of any summons or complaint or any other process which may be served in any action. Such service may be made by mailing or delivering a copy of such process to such Loan Party in care of the Borrower at the Borrower’s address set forth in Section 9.01, and each such Loan Party hereby irrevocably authorizes and directs the Borrower to accept such service on its behalf.

SECTION 9.16     Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain, and cause their respective Affiliates to maintain, the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of, pledgee under Section 9.04(f) or Participant in, or any prospective assignee of, pledgee under Section 9.04(f) or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facility, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower. For purposes of this Section, “Information” shall mean all information received from any Loan Party relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent, an Issuing Bank or any Lender on a non-confidential basis prior to disclosure by any Loan Party, provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

SECTION 9.17     Judgment Currency. (a) The obligations of the Borrower and the other Loan Parties hereunder and under the other Loan Documents to make payments in U.S. dollars (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or a Lender or an Issuing Bank of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent, such Lender or Issuing Bank under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against the Borrower or any other Loan Party or in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the U.S. Dollar Equivalent, or, in the case of other currencies, the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)     If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrower covenants and agrees to pay, or cause to be paid, as a separate obligation and notwithstanding any judgment, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c)     For purposes of determining the U.S. Dollar Equivalent or rate of exchange for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

SECTION 9.18     Exculpation Provisions. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

SECTION 9.19     Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, any Issuing Bank or Lender, or the Administrative Agent, any Issuing Bank or Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Issuing Bank or Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Insolvency Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable overnight rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the Issuing Bank under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 9.20     Termination. This Agreement and each other Loan Document, and the covenants and agreements set forth herein and therein, and, in the case of any Security Document, all security interests and other Liens created thereunder, shall terminate upon the payment in full of all principal of and any accrued interest on any Loan and all Fees and other amounts payable under this Agreement, the termination or expiration of all Letters of Credit and the termination or expiration of the Commitments; provided that the provisions of Sections 2.13, 2.15, 2.19, and 9.05 and Article VIII, and any other provision set forth herein or therein that by its terms survives the termination of this Agreement or such other Loan Document, shall survive and remain in full force and effect.

SECTION 9.21     Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

SECTION 9.22     Keepwell. The Borrower hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Guarantor to honor all of its obligations under its Guaranty in respect of Swap Obligations (provided, however, that the Borrower shall only be liable under this Section 9.22 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.22, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section shall remain in full force and effect until the termination of all Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Bank have been made). The Borrower intends that this Section 9.22 constitute, and this Section 9.22 shall be deemed to constitute, a "keepwell, support, or other agreement" for the benefit of each Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[Remainder of this page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

OIL STATES INTERNATIONAL, INC.

By:	/s/ Cindy B. Taylor
Name:	Cindy B. Taylor
Title:	President and Chief Executive Officer

Signature Page to Credit Agreement

Oil States International, Inc.

WELLS FARGO BANK, N.A., as a Lender, the
Swingline Lender, an Issuing Bank and
Administrative Agent

By:	/s/ Kristen Brockman
Name:	Kristen Brockman
Title:	Vice President

Signature Page to Credit Agreement

Oil States International, Inc.

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Jay T. Sartain
Name:	Jay T. Sartain
Title:	Authorized Signatory

Signature Page to Credit Agreement

Oil States International, Inc.

COMPASS BANK, as a Lender

By:	/s/ Raj Nambiar
Name:	Raj Nambiar
Title:	Vice President

Signature Page to Credit Agreement

Oil States International, Inc.

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Will Dyer
Name:	Will Dyer
Title:	AVP

Signature Page to Credit Agreement

Oil States International, Inc.

JPMORGAN CHASE BANK, N.A., as a
Lender and an Issuing Bank

By:	/s/ Thomas Okamoto
Name:	Thomas Okamoto
Title:	Authorized Officer

 Signature Page to Credit Agreement

Oil States International, Inc.

FIFTH THIRD BANK, as a Lender

By:	/s/ Robert R. Mangers
Name:	Robert R. Mangers
Title:	Vice President

 Signature Page to Credit Agreement

 Oil States International, Inc.

THE BANK OF TOKYO-MITSUBISHI UFJ,
LTD., as a Lender

By:	/s/ Mark Oberreuter
Name:	Mark Oberreuter
Title:	Vice President

 Signature Page to Credit Agreement

 Oil States International, Inc.

CAPITAL ONE, N.A., as a Lender and an
Issuing Bank

By:	/s/ Don Backer
Name:	Don Backer
Title:	SVP

 Signature Page to Credit Agreement

 Oil States International, Inc.

HSBC BANK USA, N.A., as a Lender

By:	/s/ Jay Fort
Name:	Jay Fort
Title:	Senior Vice President

Signature Page to Credit Agreement

 Oil States International, Inc.

REGIONS BANK, as a Lender

By:	/s/ Joey Powell
Name:	Joey Powell
Title:	Sr. Vice President

Signature Page to Credit Agreement

 Oil States International, Inc.

AMEGY BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ James C. Day
Name:	James C. Day
Title:	Vice President

Signature Page to Credit Agreement

Oil States International, Inc.

BARCLAYS BANK PLC, as a Lender

By:	/s/ Claire Morgan
Name:	Claire Morgan
Title:	Authorised Signatory

Signature Page to Credit Agreement

Oil States International, Inc.

DNB CAPITAL LLC, as a Lender

By:	/s/ Joe Hykle
Name:	Joe Hykle
Title:	Senior Vice President

By:	/s/ Jill Ilski
Name:	Jill Ilski
Title:	First Vice President

Signature Page to Credit Agreement

Oil States International, Inc.

CREDIT SUISSE AG, CAYMAN ISLANDS
BRANCH, as a Lender

By:	/s/ Michael Spaight
Name:	Michael Spaight
Title:	Authorized Signatory

By:	/s/ Tyler R. Smith
Name:	Tyler R. Smith
Title:	Authorized Signatory

Signature Page to Credit Agreement

Oil States International, Inc.

SUMITOMO MITSUI BANKING
CORPORATION, as a Lender

By:	/s/ James D. Weinstein
Name:	James D. Weinstein
Title:	Managing Director

Signature Page to Credit Agreement

Oil States International, Inc.

WHITNEY BANK, as a Lender

By:	/s/ Paul Cole
Name:	Paul Cole
Title:	Senior Vice President

Signature Page to Credit Agreement

Oil States International, Inc.

CADENCE BANK, N.A., as a Lender

By:	/s/ Ashley Sloan
Name:	Ashley Sloan
Title:	Vice President

Signature Page to Credit Agreement

Oil States International, Inc.

SCHEDULE 2.01

Lenders and Commitments

Bank	Commitment
Wells Fargo Bank, N.A.	$67,000,000
Royal Bank of Canada	$50,000,000
Compass Bank	$50,000,000
Bank of America, N.A.	$48,000,000
JPMorgan Chase Bank, N.A.	$38,000,000
Fifth Third Bank	$38,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$38,000,000
Capital One, N.A.	$35,000,000
HSBC Bank USA, N.A.	$35,000,000
Regions Bank	$35,000,000
Amegy Bank National Association	$30,000,000
Barclays Bank PLC	$30,000,000
DNB Capital LLC	$30,000,000
Credit Suisse AG	$24,000,000
Sumitomo Mitsui Banking Corporation	$20,000,000
Whitney Bank	$20,000,000
Cadence Bank, N.A.	$12,000,000
TOTAL	$600,000,000

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